UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ADVANCE AUTO PARTS, INC.
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ADVANCE AUTO PARTS, INC.
2635 EAST MILLBROOK ROAD
RALEIGH, NORTH CAROLINA 27604
Notice of 2019 Annual Meeting of Stockholders of
Advance Auto Parts, Inc. (the "Company")

Logistics

DATE AND TIME	PLACE	RECORD DATE
Wednesday, May 15, 2019 at 8:30 a.m. Eastern Daylight Time	Advance Auto Parts Customer Support Center - University Building 4709 Hargrove Road Raleigh, North Carolina 27616	Holders of record of our common stock at the close of business on March 18, 2019, are entitled to vote at our Annual Meeting.

Voting Items

Board Recommendation
1	Election of the eleven nominees named in the Proxy Statement to the Board of Directors to serve until the 2020 annual meeting of stockholders	FOR each director nominee
2	Advisory vote to approve the compensation of the Company’s named executive officers	FOR
3	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP ("Deloitte") as the Company’s independent registered public accounting firm for 2019	FOR
4	Advisory vote on a stockholder proposal, if presented at our Annual Meeting, regarding the ability of stockholders to act by written consent	AGAINST
5	Action upon such other matters, if any, as may properly come before the meeting

Advance Voting Methods
(Your vote must be received by 11:59 p.m. (EDT) on May 14, 2019, the day before the Annual Meeting)

We invite you to attend our Annual Meeting and vote. We urge you, after reading the attached proxy statement (the "Proxy Statement"), to vote your proxy by Internet or telephone by following the instructions on the form of proxy or by signing and returning the enclosed proxy card in the enclosed postage prepaid envelope as promptly as possible. If you attend our Annual Meeting, you may vote in person, even if you previously voted by proxy. Our Customer Support Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 15, 2019:
The Notice of 2019 Annual Stockholders' Meeting and Proxy Statement and the 2018 Annual Report on Form 10-K,
are available at www.AdvanceAutoParts.com.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
April 26, 2019

Proxy Statement Summary
Voting Roadmap

Proposal 1	Board Recommendation
Election of the eleven nominees named in the Proxy Statement to the Board of Directors ("Board") to serve until the 2020 annual meeting of stockholders	The Board recommends a vote FOR each director nominee See page 1
Director Nominees

Name and Age	Director Since	Occupation	Committees	Other Current Public Company Boards
John F. Bergstrom, 72 Independent	2008	Chairman and Chief Executive Officer, Bergstrom Corporation	Compensation (Chair)	Associated Banc-Corp Kimberly-Clark Corporation WEC Energy Group, Inc.
Brad W. Buss, 55 Independent	2016	Chief Financial Officer, SolarCity Corporation (retired)	Audit (Chair)	Marvell Technology Group Ltd. Tesla, Inc.
John F. Ferraro, 63 Independent	2015	Executive Vice President, Strategy and Sales, Aquilon Energy Services Past Global Chief Operating Officer, Ernst & Young	Nominating & Corporate Governance (Chair)	International Flavors & Fragrances Inc. ManpowerGroup, Inc.
Thomas R. Greco, 60	2016	President and Chief Executive Officer, Advance Auto Parts, Inc.
Jeffrey J. Jones II, 51 Independent	2019	President, Chief Executive Officer, H&R Block, Inc.	Compensation	H&R Block, Inc.
Adriana Karaboutis, 56 Independent	2015	Chief Information and Digital Officer, National Grid PLC	Audit	Perrigo Company plc
Eugene I. Lee, Jr., 57 Independent	2015	President and Chief Executive Officer, Darden Restaurants, Inc.	Compensation	Darden Restaurants, Inc.
Sharon L. McCollam, 56 Independent	2019	Chief Administrative and Chief Financial Officer of Best Buy Co., Inc. (retired)	Audit	Signet Jewelers, Ltd. Stitch Fix, Inc.
Douglas A. Pertz, 64 Independent	2018	President and Chief Executive Officer, The Brink's Company	Nominating & Corporate Governance	The Brink's Company
Jeffrey C. Smith, 46 Independent Chair of the Board	2015	Managing Member, Chief Executive Officer and Chief Investment Officer, Starboard Value LP		Papa John's International, Inc. Perrigo Company plc
Nigel Travis, 69 Independent	2018	Retired Chief Executive Officer and Current Chairman of the Board, Dunkin' Brands Group, Inc.	Nominating & Corporate Governance	Abercrombie & Fitch Co. Dunkin' Brands Group, Inc. Office Depot, Inc.

i

Director Skills and Core Competencies
Listed below for our director nominees are summaries of specific qualifications and skill sets that the Nominating and Corporate Governance Committee and the Board believe should be represented on the Board among other qualifications in order to provide leadership and diverse viewpoints on matters considered by the Board. During Fiscal 2018, the Nominating and Corporate Governance Committee reviewed and revised the core competencies that should be represented on our Board after considering the Company's long-term strategic plan.

Board Responsiveness to Stockholders
As described below, the Board has shown responsiveness to evolving corporate governance best practices by implementing a number of enhancements that have been informed by engagement with our stockholders.

Stockholder Engagement in 2018/2019
Outreach
Beginning in the Fall of 2018, we initiated our annual stockholder governance outreach. We requested meetings with stockholders and spoke with stockholders representing more than 25% of our outstanding stock.
Feedback from stockholders is shared with the Board and the applicable Committees periodically.

Participants
Discussions with our stockholders on governance matters, including our executive compensation practices, generally include our Board Chair, Chief Executive Officer (“CEO”), and management representatives from Human Resources/Compensation, Investor Relations and office of the General Counsel and Corporate Secretary.
Mr. Smith, our independent Chair of the Board, spoke with stockholders representing more than 25% of our common stock.

Topics discussed
Items discussed with stockholders focused on corporate governance such as the performance metrics for our short-term and long-term incentive plans, Environmental, Social and Governance (“ESG”) actions, including publication of our inaugural Corporate Sustainability and Social Report and Board oversight, Board composition and potential changes or additions, cyber security, human capital and our ability to attract and retain key talent.
We also discussed our strategic priorities and milestones related to our transformation plan.

Responsiveness

The Board values feedback received in the course of stockholder engagement. After considering feedback from stockholders over the past three years, we have adopted and implemented executive compensation and governance best practices such as:

Proxy Access	✓ 3/3/20/20 Right available to a stockholder or group of stockholders holding 3% for 3 years to nominate up to 20% of the Board. Up to 20 stockholders may aggregate ownership to reach the 3% ownership.	Board Evaluations/ Skill Assessment	✓ Enhanced Process Ongoing evaluation of Board effectiveness and updated skills matrix
Right to Call a Special Meeting	✓ 25% à 10%, no holding period Reduced threshold from 25% of shares outstanding to 10% of shares outstanding and eliminated 1-year holding requirement	New Disclosures
✓ Fulfilled commitment to provide enhanced disclosure of our ESG activities and outcomes commencing in 2018, culminating in publication of inaugural Corporate Sustainability and Social Report in December 2018

See CD&A on page 21 for additional information about dialog with our stockholders related to our compensation program

Corporate Governance Highlights

✓	Annual election of all directors	✓	Annual evaluation of the Board, Committees and individual directors
✓	Directors elected by majority voting	✓	Strong Guidelines on Significant Governance Issues
✓	Independent Chair of the Board	✓	Board policy on CEO succession planning
✓	Over 90 percent of our directors are independent	✓	Policies prohibiting hedging and prohibiting pledging (unless certain stringent requirements are met)
✓	All NYSE-required Board committees consist solely of independent directors	✓	Robust stock ownership guidelines for directors and Executive Officers
✓	Proxy Access right	✓	Average tenure of 3.5 years for current directors
✓	Regular executive sessions of independent directors

Proposal 2	Board Recommendation
Advisory vote to approve the compensation of the Company’s named executive officers.	The Board recommends a vote FOR this Proposal See page 41
Executive Compensation Highlights
The Company’s compensation programs continue to center on a pay-for-performance philosophy. Compensation actions in Fiscal 2018 were directly aligned with this philosophy to ensure our leadership’s interests are aligned with those of our stockholders.
Compensation Framework
The following table summarizes the compensation elements provided for our Named Executive Officers ("NEOs") in Fiscal 2018:

NEO Target Pay Mix	Element	Purpose	Metrics
	Base Salary	Fixed annual cash compensation to attract and retain executives	Established after review of base salaries of executives of companies in our peer group and the performance of each executive officer
	Annual Incentive Plan (“AIP”)	Performance-based variable pay that delivers cash incentives when executives meet or exceed key financial results	• • •	1/3 Enterprise Comparable Store Sales 1/3 Enterprise Adjusted Operating Income 1/3 Free Cash Flow
	Long-Term Incentive ("LTI") Equity Compensation	Performance and service-based equity compensation to reward executives for a balanced combination of meeting or exceeding key financial results and creating long-term stockholder value	70% Performance-based Restricted Stock Units:
				• • •	33% 3-Year Average Comparable Store Sales Growth 34% Return on Invested Capital ("ROIC") 33% Relative Total Shareholder Return ("TSR")
30% Time-based Restricted Stock Units ("RSUs")

Notable Changes in Fiscal 2017: We made several changes to our executive compensation program in 2017. We increased the performance-based component of LTI to 70 percent from 50 percent and switched to performance-based RSUs from performance-based Stock Appreciation Rights ("SARs"). We also incorporated two additional metrics into our performance-based LTI, ROIC and Relative TSR, which we believe bring balance to our compensation framework and reward our key leaders for shareholder value creation. We believe these changes align generally with the feedback received from stockholders during our outreach discussions and continue to support our strategic vision. Accordingly, we maintained these compensation components as part of our executive compensation program for 2018.

Pay-For-Performance Alignment
The following chart illustrates 2018 target compensation for our CEO and our other NEOs (on an aggregate basis) compared to actual compensation delivered in 2018.

In alignment with our Pay-for-Performance philosophy, our CEO and NEOs received actual bonus payouts of 168.2% because our performance exceeded the targets established for the 2018 AIP.	2018 Direct Compensation - Target vs. Actual (in thousands)

Strong Compensation Governance

STOCKHOLDER-FRIENDLY PRACTICES WE EMPLOY		STOCKHOLDER-UNFRIENDLY PRACTICES WE AVOID
✓	Pay-for-Performance with rigorous objective financial metrics that are closely tied to our success and delivery of stockholder value	✗	Excise tax gross-ups for Change in Control payments
✓	Incentive Compensation Clawback Policy	✗	Repricing or exchange of underwater stock options
✓	“Double-Trigger” vesting	✗	Dividends on unearned annual performance-based equity awards
✓	Robust Stock Ownership Guidelines	✗	Hedging
✓	Independence requirements for our Compensation Consultant	✗	Pledging unless certain stringent requirements are met

For a detailed discussion of our executive compensation program, including the correlation to our comprehensive strategic plan focused on creating long-term stockholder value, please see the Compensation Discussion and Analysis section of this Proxy Statement on page 21.

Proposal 3	Board Recommendation
Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019	The Board recommends a vote FOR this Proposal See page 48

Proposal 4	Board Recommendation
Stockholder proposal to permit stockholders to act by written consent, if presented at the meeting	The Board recommends a vote AGAINST this Proposal See page 52

v

Table of Contents

Proposal No. 1 Election of Directors	1	Additional Information Regarding Executive Compensation	32
Nominees for Election to Our Board	1	Summary Compensation Table	32
Corporate Governance	8	Grants of Plan-Based Awards in 2018	34
Overview	8	Outstanding Equity Awards at 2018 Fiscal Year-End	35
Guidelines on Significant Governance Issues	8	Option Exercises and Stock Vested in 2018	37
Director Independence	9	Non-Qualified Deferred Compensation for 2018	37
Board Leadership Structure	9	Potential Payments Upon Termination of Employment or Change in Control	38
Board Refreshment	9	Proposal No. 2 Stockholder Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	41
Board Evaluation	10	Information Concerning our Executive Officers	42
Stockholder and Interested Party Communications with our Board	10	Security Ownership of Certain Beneficial Owners and Management	43
Nominations for Directors	11	Stock Ownership Guidelines for Directors and Executive Officers	45
Proxy Access	11	Section 16(a) Beneficial Ownership Reporting Compliance	46
Code of Ethics and Business Conduct	12	Equity Compensation Plan Information	47
Code of Ethics for Finance Professionals	12	Proposal No. 3 Ratification of Appointment by the Audit Committee of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2019	48
Related Party Transactions	12	2018 and 2017 Audit Fees	49
Succession Planning	13	Audit Committee Report	50
Meetings and Committees of the Board	14	Proposal No. 4 Stockholder Proposal Entitled "Right to Act by Written Consent"	51
The Board	14	Board of Directors' Statement in Opposition to Proposal No. 4	52
Meetings of Non-Management and Independent Directors	14	Other Matters	54
Committees of the Board	14
Board's Role in Risk Oversight	15
Aligning Stockholder Interests and Compensation Risk Mitigation	17
Director Compensation	18
2018 Director Summary Compensation	18
Directors' Outstanding Equity Awards at 2018 Fiscal-Year End	19
Compensation Committee Report	20
Compensation Discussion and Analysis	21
Executive Summary	21
Compensation Governance	23
Framework for Executive Compensation	25
Other Compensation and Benefit Programs	29

Note:  Unless otherwise indicated in the text, any reference to a year is intended to refer to the Company’s fiscal year of the same date as described in the Company’s 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 19, 2019.

Proposal No. 1
Election of Directors
At the Annual Meeting, you will vote to elect as directors the eleven nominees listed below to serve until our 2020 Annual Meeting of Stockholders or until their respective successors are elected and qualified. Our Board has nominated John F. Bergstrom, Brad W. Buss, John F. Ferraro, Thomas R. Greco, Jeffrey J. Jones II, Adriana Karaboutis, Eugene I. Lee, Jr., Sharon L. McCollam, Douglas A. Pertz, Jeffrey C. Smith and Nigel Travis for election as directors. All of the nominees are current members of our Board. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers. Our Board currently consists of twelve directors. Fiona P. Dias, who is a current director, will retire from the Board at the end of her current term immediately following the 2019 Annual Meeting and was not nominated for re-election. In the normal course of its deliberations, our Board may decide from time to time to add one or more directors who possess skills and experience that may be beneficial to our Board and our Company.

The persons named as Proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above. If one or more of the nominees are unable to serve, or will not serve, the persons named as Proxies may vote for the election of any substitute nominees that our Board may propose. The persons named as Proxies may not vote for a greater number of persons than the number of nominees named above. Our by-laws provide that a nominee for director in an uncontested election must receive a majority of the votes cast at the Annual Meeting for the election of that director in order to be elected. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, the director is expected to tender his or her resignation from the Board contingent on acceptance of such resignation by the Board.

Nominees for Election to Our Board
The following information is provided about our nominees for director effective as of the record date, March 18, 2019 (the "Record Date").

JOHN F. BERGSTROM Independent
Chairman and Chief Executive Officer, Bergstrom Corporation

Age: 72 Director Since: May 2008 Committees: Compensation (Chair) Other Current Public Company Boards: Associated Banc-Corp Kimberly-Clark Corporation WEC Energy Group, Inc.
Key Experience and Skills
With more than 35 years of experience in automotive sales, service and parts management in an organization representing all major automotive manufacturers that distribute cars in the United States, Mr. Bergstrom brings a unique and valuable point of view to our Board. Bergstrom Corporation has been cited as the number one quality automotive dealer in the country and highlighted for its focus on outstanding customer service. In addition, as a result of his service as a director of several other public companies, including membership on the compensation committees of Associated Banc-Corp and WEC Energy Group, Inc., he is in an excellent position to share with the Board his experience with governance issues facing public companies. Mr. Bergstrom was also named to the 2017 National Association of Corporate Directors (NACD) Directorship 100, which honors the most influential boardroom leaders each year.

Professional Experience
Mr. Bergstrom is the Chairman and Chief Executive Officer of Bergstrom Corporation, which is one of the top 50 automobile dealership groups in America. Mr. Bergstrom has served in his current role at Bergstrom Corporation for more than five years. Mr. Bergstrom has served as a director of Associated Banc-Corp, a diversified bank holding company, since December 2010; Kimberly-Clark Corporation, a global health and hygiene company, since 1987; and WEC Energy Group, Inc., formerly Wisconsin Energy Corporation, a diversified energy company, since 1987.

BRAD W. BUSS Independent
Retired Chief Financial Officer, SolarCity Corporation

Age: 55 Director Since: March 2016 Committee: Audit (Chair) Other Current Public Company Boards: Marvell Technology Group Ltd. Tesla, Inc.
Key Experience and Skills
Mr. Buss’ extensive financial background, knowledge gained from his experience in the technology industry, and board positions equip him to provide valuable insight to our Board on issues that impact public companies. He has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations.

Professional Experience
Mr. Buss retired in February 2016 as the Chief Financial Officer of SolarCity Corporation, a provider of clean energy services, where he had served since August 2014. Prior to joining SolarCity, he served as Chief Financial Officer and Executive Vice President, Finance and Administration of Cypress Semiconductor Corporation, a semiconductor design and manufacturing company, from August 2005 to June 2014. Prior to August 2005, Mr. Buss held various financial leadership roles with Altera Corporation, a provider of custom logic solutions, Cisco Systems, a networking company, Veba Electronics LLC, a distributor of semiconductors and computer products, and Wyle Electronics, Inc., a semiconductor and computer parts distributor. Mr. Buss has served on the board of directors for Marvell Technology Group Ltd., a fabless semiconductor provider of high-performance application-specific standard products, since July 2018, following Marvell's acquisition of Cavium, Inc., a provider of highly integrated semiconductor products, where he had served as a director since July 2016 and for Tesla, Inc., a manufacturer of electric vehicles and energy storage products, since November 2009. He currently serves as a member of the Audit Committee of Marvell Technology Group Ltd. and as a member of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Disclosure Controls Committee of Tesla, Inc. He formerly served as the Chair of the Audit Committee for Tesla, Inc. He also served as a director and Chair of the Audit Committee for Café Press Inc., an online retailer of stock and user-customized on demand products, from October 2007 to August 2016.

JOHN F. FERRARO Independent
Executive Vice President, Strategy and Sales, Aquilon Energy Services
Past Global Chief Operating Officer, Ernst & Young

Age: 63 Director Since: February 2015 Committee: Nominating and Corporate Governance (Chair) Other Current Public Company Boards: International Flavors & Fragrances Inc. ManpowerGroup Inc.
Key Experience and Skills
Mr. Ferraro has extensive financial, corporate management, governance and public policy experience which enables him to assist the Board in identifying trends and developments that affect public companies. In addition, the Board benefits from his experience in the areas of marketing and the development of corporate strategy.

Professional Experience
Mr. Ferraro served as our independent Lead Director from November 2015 to May 2016. Mr. Ferraro has served as Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software and services company for the energy industry, since February 2019. He served as Global Chief Operating Officer, or COO, of Ernst & Young ("EY"), a leading professional services firm, from 2007 to December 2014 and retired as a partner of EY at the end of January 2015. In addition, Mr. Ferraro served as a member of EY’s Global Executive Board for more than 10 years. Mr. Ferraro joined EY in 1976 and prior to his COO role he served in several senior leadership positions at EY, including Global Vice Chair Audit. Mr. Ferraro practiced as a Certified Public Accountant for 35 years. Mr. Ferraro has served as a director for ManpowerGroup Inc., a provider of workforce solutions, since January 2016, and for International Flavors & Fragrances Inc., a manufacturer of flavors and fragrances, since May 2015.

THOMAS R. GRECO
President and Chief Executive Officer, Advance Auto Parts, Inc.

Age: 60 Director Since: April 2016
Key Experience and Skills
Mr. Greco has served as our President and Chief Executive Officer and a member of our Board for nearly three years. During that time, he has overseen the development of the Company's long-term strategic plan and the launch of the Company's transformation initiatives. Previously, Mr. Greco was the CEO of Frito-Lay North America, where he worked to grow revenue and increase profits, providing him with important experience in the consumer retail industry.  Mr. Greco brings to the Board significant experience and leadership in the areas of corporate strategy, marketing, supply chain and logistics.

Professional Experience
Mr. Greco became our President and Chief Executive Officer on August 14, 2016, having served as Chief Executive Officer since April 11, 2016. From September 2014 until April 2016, Mr. Greco served as Chief Executive Officer, Frito-Lay North America, a unit of PepsiCo, Inc. (“PepsiCo”), a leading global food and beverage company.  As Chief Executive Officer, Frito-Lay North America, Mr. Greco was responsible for overseeing PepsiCo’s snack and convenient foods business in the U.S. and Canada.  Mr. Greco previously served as Executive Vice President, PepsiCo and President, Frito-Lay North America from September 2011 until September 2014 and as Executive Vice President and Chief Commercial Officer for Pepsi Beverages Company from 2009 to September 2011.  Mr. Greco joined PepsiCo in Canada in 1986 and served in a variety of leadership positions, including Region Vice President, Midwest; President, Frito-Lay Canada; Senior Vice President, Sales, Frito-Lay North America; President, Global Sales, PepsiCo; and Executive Vice President, Sales, North America Beverages.  Before joining PepsiCo, Mr. Greco worked at The Proctor & Gamble Company, a consumer packaged goods company.  Mr. Greco served as a director of G&K Services, Inc., a service-focused provider of branded uniform and facility services programs, from July 2014 to March 2017.

JEFFREY J. JONES II Independent
President and Chief Executive Officer, H&R Block, Inc.

Age: 51 Director Since: February 2019 Committee: Compensation Other Current Public Company Boards: H&R Block, Inc.
Key Experience and Skills
Mr. Jones brings to the Board nearly 30 years of executive management, innovative leadership and operational excellence experience while holding key roles with top companies in the retail, consumer products, agency and technology industries, where he has had substantial experience with launching initiatives to drive traffic, brand affinity and loyalty. His position as a director of another public company also enables him to share with the Board his experience with governance issues facing public companies.

Professional Experience
Mr. Jones is currently President and Chief Executive Officer of H&R Block, Inc., a global consumer tax services provider, a position he has held since October 2017. Prior to October 2017, Mr. Jones served as H&R Block’s President and Chief Executive Officer-Designate beginning in August 2017. Previously, Mr. Jones served as President, Ride Sharing at Uber Technologies Inc., an on-demand car service company, from September 2016 until March 2017 and Executive Vice President and Chief Marketing Officer at Target Corporation, a retail sales company, from April 2012 to September 2016. Prior to his time at Target Corporation, Mr. Jones held various executive and leadership roles related to sales, agency and marketing with iconic brands such as The Coca-Cola Company and The Gap, Inc. He has served as a director of H&R Block, Inc. since 2017.

ADRIANA KARABOUTIS Independent
Chief Information and Digital Officer, National Grid PLC

Age: 56 Director Since: February 2015 Committee: Audit Other Current Public Company Boards: Perrigo Company plc
Key Experience and Skills
Ms. Karaboutis possesses extensive experience in corporate management, manufacturing, logistics and technology and in driving proactive engagement with internal and external stakeholders to support corporate business goals. In addition, her experience with corporate strategy and change management enables the Board to benefit from her insights as the Company continues growing its Professional and e-commerce businesses.

Professional Experience
Ms. Karaboutis is the Chief Information and Digital Officer of National Grid PLC, a multi-national power transmission and distribution company in the U.K. and northeast U.S., since August 14, 2017. She previously served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., a global biotechnology company from September 2014 to March 2017. In that role, Ms. Karaboutis oversaw information technology, digital health and data sciences, and from December 2015, also oversaw global public affairs, government affairs, public policy and patient advocacy. From March 2010 to September 2014, Ms. Karaboutis was Vice President of Dell, Inc., a global technology company, and within the first year was promoted to Global Chief Information Officer (CIO), where she was responsible for leading an efficient and innovative global information technology organization focused on powering Dell as an end-to-end technology solutions provider. Ms. Karaboutis spent more than 20 years at General Motors Company and Ford Motor Company in various international leadership positions, including computer-integrated manufacturing, supply chain operations and information technology. She served as president of the Michigan Council of Women in Technology (MCWT) from 2008 to 2010 and was a board member of the Manufacturing Executive Leadership Forum from 2009 to 2014. Ms. Karaboutis has served on the Board of Directors of Perrigo Company plc, a global over-the-counter consumer goods and pharmaceutical company, since May 2017 and served on the Board of Blue Cross Blue Shield of Massachusetts from 2016 to 2017.

EUGENE I. LEE, JR. Independent
President and Chief Executive Officer, Darden Restaurants, Inc.

Age: 57 Director Since: November 2015 Committee: Compensation Other Current Public Company Boards: Darden Restaurants, Inc.
Key Experience and Skills
Mr. Lee’s experience as the chief executive officer of a national group of chain restaurants provides him with strong insights into customer service and the types of management issues that face companies with large numbers of employees in numerous locations throughout the country. In addition, he brings experience in marketing, real estate, strategic planning and change management.

Professional Experience
Mr. Lee is the President and Chief Executive Officer of Darden Restaurants, Inc. ("Darden"), the owner and operator of Olive Garden, LongHorn Steakhouse, Bahama Breeze, Cheddar's Scratch Kitchen, Seasons 52, The Capital Grille, Eddie V’s and Yard House restaurants in North America, positions he has held since February 2015. Previously, Mr. Lee served as Darden’s President and Interim CEO from October 2014 to February 2015, and President and Chief Operating Officer from September 2013 to October 2014. He served as President of Darden’s Specialty Restaurant Group from October 2007 to September 2013 following Darden’s acquisition of RARE Hospitality International, Inc., where he had served as President and a member of the Board of Directors since 2001. Mr. Lee has served as a member of the Darden Board of Directors since February 2015.

SHARON L. McCOLLAM Independent
Retired Executive Vice President, Chief Administrative Officer and Chief Financial Officer,
Best Buy Co., Inc.

Age: 56 Director Since: February 2019 Committee: Audit Other Current Public Company Boards: Signet Jewelers, Inc. Stitch Fix, Inc.
Key Experience and Skills
Ms. McCollam's extensive experience with global finance, information technology, supply chain, customer care, real estate and omnichannel turnarounds in the retail sector, as well as her board positions, equip her to provide valuable insights that impact the management and governance of public companies in the retail sector. She has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations.

Professional
Ms. McCollam served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Best Buy Co., Inc., a provider of technology products, services, and solutions from December 2012 until June 2016, and continued to serve as a senior advisor through January 2017. From 2006 to 2012, she served as Executive Vice President, Chief Operating and Chief Financial Officer at Williams-Sonoma Inc., a specialty retailer of high-quality products for the home, and as Chief Financial Officer from 2000 to 2006. Prior to Williams-Sonoma, Ms. McCollam served as Chief Financial Officer of Dole Fresh Vegetables, Inc., a division of Dole Food Company, Inc., a producer and marketer of fresh fruit and vegetables. She is a Certified Public Accountant. Ms. McCollam has served as a director of Signet Jewelers, Limited, a diamond jewelry retailer, since March 2018, and as a director of Stitch Fix, Inc., an online specialty retailer, since November 2016. She previously served on the board of directors of Whole Foods Market, Inc., OfficeMax Incorporated, Del Monte Foods Company and Williams-Sonoma, Inc.

DOUGLAS A. PERTZ Independent
President and Chief Executive Officer, The Brink's Company

Age: 64 Director Since: May 2018 Committee: Nominating and Corporate Governance Other Current Public Company Boards: The Brink's Company
Key Experience and Skills
Mr. Pertz has led several global companies as CEO over the past 20 years and throughout his career has guided multinational organizations through both operational turnaround and growth acceleration. Mr. Pertz’s leadership positions have honed his operational expertise in branch and route-based logistics, business-to-business services, channel and brand marketing and growth through acquisition.

Professional Experience
Mr. Pertz is the President and Chief Executive Officer of The Brink’s Company (“Brink’s”), the world’s largest cash management company including cash-in-transit, ATM services, international transportation of valuables, cash management and payment services. He has held these positions since June 2016. Prior to joining Brink’s, Mr. Pertz was the President and Chief Executive Officer of Recall Holdings Limited (“Recall”), a global provider of digital and physical information management and security services, from 2013 to 2016. Prior to joining Recall, Mr. Pertz served as a partner with Bolder Capital, LLC, a private equity firm specializing in acquisitions and investments in middle market companies and as a partner with One Equity Partners, the private equity arm of JPMorgan Chase & Co. He also served as CEO and on the Board of Directors of IMC Global, the predecessor company to The Mosaic Company, Culligan Water Technologies and Clipper Windpower, and as a Group Executive and Corporate Vice President at Danaher Corporation. Mr. Pertz has served as a member of Brink’s Board of Directors since June 2016 and in the past has served on the board of directors of numerous other public companies, including Nalco Holding, The Mosaic Company and Bowater.

JEFFREY C. SMITH Independent
Managing Member, Chief Executive Officer and Chief Investment Officer, Starboard Value LP

Age: 46 Director Since: November 2015 Other Current Public Company Boards: Papa John's International, Inc. Perrigo Company plc
Key Experience and Skills
With Mr. Smith's broad experience investing in public companies to improve value, he is equipped to provide the Board with insights into governance, oversight, accountability, management discipline, capitalization strategies, and capital market mechanics.  In addition, his service as a director on the boards of many other public companies provides the Company with valuable insights on corporate governance and compensation practices that concern the Board and the Company.

Professional Experience
Mr. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment adviser with a focused and fundamental approach to investing primarily in publicly-traded U.S. companies, which he co-founded in March 2011 after having launched the Starboard Value investment strategy in 2002. Previously, Mr. Smith was a Partner and Managing Director of Ramius LLC, a subsidiary of the Cowen Group, Inc. (“Cowen”). Mr. Smith is a former member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius LLC in January 1998, he served as Vice President of Strategic Development and a director of The Fresh Juice Company, Inc. Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale. Mr. Smith has served as a director of Perrigo Company plc, a global over-the-counter consumer goods and pharmaceutical company, since February 2017. He also has served as Chairman of the Board of Directors of Papa John's International Inc., an operator and franchisor of pizza delivery and carryout restaurants and dine-in and delivery restaurants, since February 2019. Previously, Mr. Smith served as Chairman of the Board of Directors of Darden, a full service restaurant chain, from October 2014 to April 2016 and as a director of Yahoo! Inc., a multinational technology company, from April 2016 to June 2017. Mr. Smith also previously served as a director of: Quantum Corporation, a global expert in data protection and big data management, from May 2013 to May 2015; Office Depot, Inc., an office supply company, from August 2013 to September 2014; Regis Corporation, a global leader in beauty salons, hair restoration centers and cosmetology education, from October 2011 until October 2013; and Surmodics, Inc., a leading provider of drug delivery and surface modification technologies to the healthcare industry, from January 2011 to August 2012. Mr. Smith also previously served as Chairman of the Board of Directors of Phoenix Technologies Ltd.; and as a director of Zoran Corporation, Actel Corporation, S1 Corporation, and Kensey Nash Corporation.

NIGEL TRAVIS Independent
Chairman of the Board and Retired Chief Executive Officer, Dunkin' Brands Group, Inc.

Age: 69 Director Since: August 2018 Committee: Nominating and Corporate Governance Other Current Public Company Boards: Abercrombie & Fitch Co. Dunkin' Brands Group, Inc. Office Depot, Inc.
Key Experience and Skills
Mr. Travis' experience in executive leadership roles at several global companies within the retail and restaurant industries, including his experience as an architect of the turnaround of Dunkin' Brands will provide the Board with valuable insights for the continued transformation of Advance. In addition, as a result of his service as a director of several other public companies, he is in an excellent position to share with the Board his experience with governance issues facing public companies.

Professional Experience
Mr. Travis served as the Executive Chairman of the Board for Dunkin’ Brands Group, Inc., a quick-service restaurant franchisor, from July 2018 to January 2019. Previously, he served as Chief Executive Officer of Dunkin’ Brands from January 2009 to July 2018, and assumed the additional responsibility of Chairman of the Board in May 2013. Previously, Mr. Travis served in executive leadership roles at various companies within the retail and restaurant industries. He continues to serve as the Chairman of the Board of Dunkin' Brands. He has served as a director of Office Depot, Inc., an office supply company, since March 2012, and as a director of Abercrombie & Fitch Co., a global multi-brand specialty retailer, since January 2019.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

Corporate Governance
Overview
Our Company believes that good corporate governance practices reflect our values and support our strategic and financial performance. The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees (“Team Members”) and are available on our website at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section. Our by-laws provide that in an uncontested election, directors must receive a majority of the votes cast at the Annual Meeting for the election of directors and that, subject to certain procedural and stock ownership requirements, stockholders may request a special meeting of stockholders and submit nominees for director for consideration by the Nominating and Corporate Governance Committee or for inclusion in our proxy statement through proxy access. Each standing committee of the Board has a charter, available at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section, that spells out the roles and responsibilities assigned to it by the Board. In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by stockholders and other interested parties, and the independence and qualifications of our directors. This “Corporate Governance” section provides insights into how the Board has implemented these policies and procedures to benefit our Company and our stockholders.

Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, as well as our policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

1	the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service and compensation;
2	the assessment of performance of our Board through the annual evaluation of the Board, individual directors and Board committees;
3
Board procedural matters, including, among other things, selection of the Chair of the Board, Board meetings, Board communications, retention of counsel and advisers, and our expectations regarding the performance of our directors;

4
committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;

5	chief executive officer evaluation, development and succession planning;
6	codes of conduct, including our Code of Ethics and Business Conduct and our Code of Ethics for Finance Professionals; and
7
other matters, including auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to our executive officers and directors, and confidential stockholder voting.

A complete copy of our Guidelines on Significant Governance Issues is available on our website at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section.

Director Independence
Our Board, after consultation with and upon the recommendation of the Nominating and Corporate Governance Committee, determined that, with the exception of Mr. Greco, each of our incumbent directors is an “independent” director under the listing standards of the New York Stock Exchange (“NYSE”), because each of these individuals:

(1)
has no material relationship with us or our subsidiaries, either directly or indirectly, as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries; and

(2)	satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.
Based on such standards, the Board determined that Mr. Greco is not independent because he is employed as our President and Chief Executive Officer.
To determine whether a director was qualified to be considered independent, the Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. Our Board reviews each director’s status under this definition at least annually with the assistance of the Nominating and Corporate Governance Committee. Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Board Leadership Structure
Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer. The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer. In the event that the Board chooses to combine these roles, or in the event that the Chair of the Board is not an independent director, our governance guidelines provide for the selection of an independent Lead Director. The Board has maintained the separation of the roles of Chair of the Board and Chief Executive Officer since January 2008. Since that time, except for a period from November 2015 to May 2016 during which the formerly Independent Chair of the Board was appointed to serve as the Executive Chairman of the Board in anticipation of the departure of the Company's former Chief Executive Officer, our Board has been led by an Independent Chair. During the period of time the Executive Chairman was no longer deemed independent, the Board named Mr. Ferraro to serve as the Board’s independent Lead Director from November 2015 until May 2016, when Mr. Smith was named as the Board’s independent Chair. Mr. Smith has continuously served as the Independent Chair of the Board since that time.
The responsibilities of the independent Chair or independent Lead Director include participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that every directors’ viewpoint is heard and considered. The Chair presides over meetings of the Board and, if independent, also over meetings of the independent directors. When the Chair is not independent, the independent Lead Director is expected to preside over meetings of the independent directors.

Board Refreshment
We believe the Board benefits from a balance of newer directors, who bring fresh perspectives, and longer-serving directors, who have contributed to our strategy over time and have deep understanding of our operations. We continually assess the composition of the Board and a key part of our annual Board evaluation process focuses on the skills and experience of our directors to ensure alignment with the strategic direction of the Company. In conjunction with the annual Board evaluation process and consideration of potential candidates for nomination as directors, during 2018 the Nominating and Corporate Governance Committee reviewed and revised the core competencies that should be represented on our Board. In the case of Mr. Bergstrom, who has reached the age of retirement specified in our Guidelines on Significant Governance Issues, the Nominating and Corporate Governance Committee has concluded that his continued service as a director is in the Company’s best interest because he continues to provide valuable and unique insights to the Board as a result of his extensive experience and current role as the Chairman and CEO of an expansive automotive dealership business.

Key facts about our Board refreshment

5 New Directors have joined our Board in the past 3 years	3.5 Years Average tenure of our current Directors

Board Evaluation
The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Our Independent Chair and the Nominating and Corporate Governance Committee made several enhancements to the Board evaluation process in 2017.

Board Evaluation Objectives
Evaluations are designed to assess the qualifications, attributes, skills and experience represented on the Board and whether the Board, its committees and individual directors are functioning effectively.

Role of the Board The Board is responsible for annually conducting an evaluation of the Board and individual directors.	Role of the Board’s Committees Each committee is responsible for addressing the findings of the evaluation of its performance.

2018 Evaluation Process
The evaluation process included individual questionnaires completed by each director developed in collaboration with an independent third party who compiled the results of the interviews, which were reported to and discussed by the Board.

Topics Addressed in 2018
Topics addressed in the evaluation process included: the role and functioning of the Board and Board committees; interpersonal dynamics of the Board and committees; diversity of the Board; qualifications of directors; Board succession; director preparedness; Board interaction with management and management succession; Board committee structure and governance; and representation of stockholder interests.

Stockholder and Interested Party Communications with our Board
Any interested party, including any stockholder, who desires to communicate with our Board generally or directly with a specific director, one or more of the independent directors, our non-management directors as a group or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, a specific director, the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 2635 East Millbrook Road, Raleigh, North Carolina 27604, Attention: General Counsel.  The general counsel will not open a communication that is conspicuously marked "Confidential" or is addressed to one or more of our independent directors, our non-management directors as a group or our Board Chair and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or management members of our Board or to management unless so instructed by the independent or non-management directors. Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of any time sensitive communication to the extent such communication indicates time sensitivity.
Ten directors, including all of our current directors who were serving as directors at that time and have been nominated for reelection at the 2019 annual meeting of stockholders, attended our 2018 annual meeting of stockholders and were available for questions from our stockholders.

Nominations for Directors
Identifying Director Candidates
The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm, if needed, to assist in identifying, screening and attracting director candidates.  During 2018, the Committee did not utilize the services of a search firm to assist in identifying potential director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment, and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, Committee-recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

The Nominating and Corporate Governance Committee also considers whether the nominee would likely provide a diverse viewpoint and actively and constructively participate in the Board’s discourse and deliberations. Although the Board has not adopted a formal policy with regard to diversity (as to gender, race, ethnic background and experience) in the composition of the Board, the Committee strives to compose a Board that reflects sensitivity to the need for an appreciation of such diversity, including racial and gender diversity.

During 2018, a number of individuals were identified by non-management directors and our CEO as potential director candidates and were evaluated by the Nominating and Corporate Governance Committee. After thoughtful review of their respective credentials and relevant experience, as well as conversations with the director candidates, the members of the Nominating and Corporate Governance Committee recommended that Ms. McCollam and Messrs. Jones, Pertz and Travis be appointed to the Board. As a result, Mr. Pertz was elected as an independent director by stockholders at our 2018 Annual Meeting on May 16, 2018, Mr. Travis was elected as an independent director effective August 9, 2018 and Mr. Jones and Ms. McCollam were elected as independent directors effective February 11, 2019. They have each been nominated for reelection by stockholders at our 2019 Annual Meeting.

Stockholder Recommendations for Director Candidates
The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and additional information required by our by-laws as well as any information that may be required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on our books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by our by-laws.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  A copy of our by-laws may be obtained by submitting a request to: Advance Auto Parts, Inc., 2635 East Millbrook Road, Raleigh, North Carolina 27604, Attention: Corporate Secretary.  Our by-laws also are available on our website at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section.

Proxy Access
Our Board regularly considers our corporate governance practices in light of developing best practices as well as the information received as a result of stockholder outreach and communications. As a result of such consideration, in 2017, our Board adopted an amendment to our by-laws to provide that a stockholder, or group of 20 or fewer stockholders, owning at least three percent of our outstanding shares continuously for at least three years may nominate candidates to serve on the Board and have those candidates included in our annual meeting materials. The maximum number of proxy access candidates that a stockholder or stockholder group may propose as nominees is the greater of (i) two or (ii) twenty percent of the Board. This process is subject to additional eligibility, procedural and disclosure requirements as provided in our by-laws, including the requirements that the nominee must be deemed to be independent under applicable stock exchange listing requirements and that notice of such nominations must be delivered to us not later than 120 days nor earlier than 150 days prior to the first anniversary of the date on which we mailed the proxy statement for the preceding year’s annual meeting of stockholders.

Code of Ethics and Business Conduct
We expect and require all of our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.  Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings. In 2018, our Board approved an amendment to our Code of Ethics to include provisions with respect to the human rights standards for our company and those with whom we do business. Our Team Members, officers and directors are expected to review and acknowledge our Code of Ethics and Business Conduct annually. In addition, our Team Members and our officers are expected to participate in training on our Code of Ethics and Human Rights Policy on an annual basis. A complete copy of our Code of Ethics and Business Conduct is available at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section. The Company will disclose within four business days any substantive changes in or waivers of the Code of Ethics and Business Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Code of Ethics for Finance Professionals
We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, chief accounting officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing.  Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct.  A complete copy of the Code of Ethics for Finance Professionals is available at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section.

Related Party Transactions
Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest.  Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction.  The Nominating and Corporate Governance Committee then reviews the transaction in light of the relevant facts and circumstances and makes a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.
In addition, our Guidelines on Significant Governance Issues require each director to disclose to the Board (or Audit Committee) any interest that he or she has in any contract or transaction that is being considered by the Board (or Audit Committee) for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.
On an annual basis, each director and executive officer is obligated to complete a Related Persons Questionnaire, which requires identification of Related Persons as defined by the Company's Related Persons Policy, as well as a Director and Officer Questionnaire, which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The annual questionnaires are prepared and distributed by our general counsel’s office, and each director or executive officer returns the completed questionnaires to the general counsel’s office for review. Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations.
Since the outset of 2018, car dealerships owned by Bergstrom Corporation, where Mr. Bergstrom is the Chairman and Chief Executive Officer, paid us a total of approximately $309,000 to purchase automotive parts. Such purchases were made in the ordinary course of business upon terms available to our similarly situated Professional customers.
After carefully considering the terms of the proposed agreement, including the comparable costs for similar services in the relevant market, during 2018 the Nominating and Corporate Governance Committee reviewed and approved the engagement of The Cuttlefish, a company solely owned by Evan Schechtman, to perform certain digital consulting services for our Marketing Department, consistent with the provisions of the Company's Related Person Transaction Policy. The approximate amount involved in this transaction is $405,000. Mr. Schechtman is married to Natalie S. Schechtman, our Executive Vice President, Human Resources, who is an executive officer of the Company. Ms. Schechtman has explicitly recused herself from any involvement with respect to our retention of, or payments to, this firm.

Succession Planning
In light of the critical importance of executive leadership to our success and consistent with our Guidelines on Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Nominating and Corporate Governance Committee.  The Guidelines on Significant Governance Issues and the Nominating and Corporate Governance Committee Charter provide that the Nominating and Corporate Governance Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the chief executive officer and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the senior management team. Our Guidelines on Significant Governance Issues also provide that in the event the Board undertakes to name a successor to the Chief Executive Officer, the independent directors shall name a Succession Committee to identify, assess and make recommendations to the Board regarding candidates for that position.

Meetings and Committees of the Board
The Board
Each director is expected to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met 11 times during 2018.  Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served.
Meetings of Non-Management and Independent Directors
In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chief Executive Officer, is not present.  During 2018, these meetings were presided over by Mr. Smith, independent Chair of the Board.  For 2019, our independent and non-management directors are scheduled to meet separately in conjunction with each of the regularly scheduled non-telephonic meetings of the Board.  Mr. Smith, our independent Chair, is expected to preside over these meetings during 2019.
Committees of the Board
We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised entirely of independent directors in accordance with the listing standards of the NYSE.  During 2018, we had a Finance Committee until May, at which time the Board considered the organization of the Board and determined that the duties formerly performed by the Finance Committee were no longer necessary or could better be performed by the full Board or other committees of the Board.  The following table sets forth the names of each current committee member, the number of times each committee met in 2018 and the primary responsibilities of each committee.
AUDIT COMMITTEE

Members:	Primary Responsibilities
Brad W. Buss (Chair) Adriana Karaboutis Sharon L. McCollam Meetings in 2018: 4	•	monitors the integrity of our financial statements, reporting processes, internal controls, and legal and regulatory compliance;
	•	appoints, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;
	•	pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;
	•	monitors the qualifications and independence and oversees performance of our independent registered public accounting firm;
	•	reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short- and long-term financing; and
•
reviews with management the implementation and effectiveness of the Company’s compliance programs, discusses guidelines and policies with respect to risk assessment and risk management, and oversees our internal audit function.

COMPENSATION COMMITTEE

Members:	Primary Responsibilities
John F. Bergstrom (Chair) Jeffrey J. Jones II Eugene I. Lee, Jr. Meetings in 2018: 8	•	reviews and approves our executive compensation philosophy;
	•	annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of these goals;
	•	determines and approves the compensation of our executive officers;
•
oversees our incentive and equity-based compensation plans, reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

	•	oversees development and implementation of the succession plans for executive management (other than the CEO), including identifying successors and reporting annually to the Board;
	•	oversees the Company’s executive compensation recovery (“clawback”) policy; and
	•	recommends to the Board compensation guidelines for determining the form and amount of compensation for outside directors.
NOMINATING and CORPORATE GOVERNANCE COMMITTEE

Members:	Primary Responsibilities
John F. Ferraro (Chair) Fiona P. Dias Douglas A. Pertz Nigel Travis Meetings in 2018: 10	•	assists the Board in identifying, evaluating and recommending candidates for election to the Board;
	•	establishes procedures and provides oversight for evaluating the Board and management;
	•	oversees development and implementation of the CEO succession plan, including identifying the CEO's successor and reporting annually to the Board;
	•	develops, recommends and reassesses our corporate governance guidelines;
	•	reviews and recommends retirement and other policies for directors and recommends to the Board whether to accept or reject a director's resignation;
	•	reviews the development and communication of our ESG programs;
	•	evaluates the size, structure and composition of the Board and its committees; and
	•	establishes procedures for stockholders to recommend candidates for nomination as directors and to send communications to the Board.
Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section.

Board’s Role in Risk Oversight
One of our Board’s responsibilities is the oversight of the enterprise-wide risk management activities of the Company. Risk is inherent in any business and the Board’s oversight, assessment and decisions regarding risks occur in the context of, and in conjunction with, the other activities of the Board and its committees that are comprised solely of non-management directors. The following graphic illustrates the Board’s oversight process:

Aligning Stockholder Interests and Compensation Risk Mitigation
We have reviewed all of our compensation programs and found none that would be reasonably likely to have a material adverse effect on the Company.  Our performance-based executive compensation program, as described more fully in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking.  Our long-standing compensation philosophy discussed in the CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term.  As illustrated in the "Framework for Executive Compensation" section of the CD&A, the compensation of our executives is primarily based on performance over a long-term period.  We believe the performance-based vesting of a substantial portion of our executives' long-term incentive compensation drives long-term decision making, mitigates adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term.  The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other executive officers. Annual incentives are reviewed each year and payments are subject to Compensation Committee discretion. The bonus plans for other Team Members are linked to financial, customer or operating measures. Directors and management are subject to our Insider Trading Policy, which prohibits hedging with Company stock and prohibits the pledging of Company stock unless certain stringent requirements are met.

Director Compensation
Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation.  Management directors do not receive any additional compensation for services as a director.  Each non-management director receives an annual retainer of $85,000, which is paid in quarterly installments, and additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee Chair receives $20,000 and the Compensation Committee Chair receives $15,000.  The chair of each of the other Board committees receives $10,000.  The independent Board Chair (or the independent Lead Director in the event the Board Chair is not independent) receives an additional $100,000 annual retainer.

Each non-management director may elect to receive all or a portion of his or her retainer amounts on a deferred basis in the form of deferred stock units, or DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by us are credited toward the purchase of additional DSUs and are distributed together with the underlying DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

In addition, each non-management director receives equity compensation valued at $155,000 per year.  The equity compensation is awarded annually in the form of DSUs, granted to directors shortly after the date of the annual stockholder meeting, and will be distributed in common shares after the director’s service on the Board ends.  Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The annual grant of DSUs may vest pro-rata based upon the number of months the director has served during the current term in the event that a director's service as a member of the Board ends before May 1 of the calendar year following the Company's most recent annual meeting.   On May 29, 2018, each non-management director received 1,250 DSUs valued at $155,000 on the date of grant.

2018 Director Summary Compensation
Information provided in the following table reflects the compensation delivered to our non-management directors for our last fiscal year:

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Total
John F. Bergstrom	$100,000	$155,000	$255,000
John C. Brouillard(c)	42,500	—	42,500
Brad W. Buss	105,000	155,000	260,000
Fiona P. Dias	85,000	155,000	240,000
John F. Ferraro	95,000	155,000	250,000
Adriana Karaboutis	85,000	155,000	240,000
Eugene I. Lee, Jr.	85,000	155,000	240,000
William S. Oglesby(c)	47,500	—	47,500
Douglas A. Pertz(c)	42,500	155,000	197,500
Reuben E. Slone(c)	85,000	155,000	240,000
Jeffrey C. Smith	185,000	155,000	340,000
Nigel Travis(c)	18,889	103,333	122,222

(a)	Includes paid or deferred board retainers and chair retainers during 2018, which were paid in quarterly installments.

(b)
Represents the grant date fair value of DSUs granted during 2018.  The grant date fair value is calculated in accordance with the Financial Accounting Standards Board’s Accounting Statement of Codification Topic 718 ("ASC Topic 718") based on the closing price of the Company’s stock on the date of grant.  For additional information regarding the valuation assumptions of these awards, refer to Note 16 of the Company’s consolidated financial statements in the 2018 Form 10-K filed with the SEC on February 19, 2019.  These amounts reflect the aggregate grant date fair value.

(c)
Messrs. Brouillard and Oglesby retired from the Board immediately following our 2018 annual meeting, Mr. Pertz joined the Board in May 2018, and Mr. Travis joined the Board in August 2018. Accordingly, each of them received only a pro-rated portion of the cash retainer paid to non-management directors during 2018. Because the annual equity grants of DSUs are awarded following our annual stockholder meeting, Messrs. Brouillard and Oglesby did not receive equity grants, and Mr. Travis received a pro-rated equity grant. The compensation shown for Mr. Slone reflects amounts paid in 2018 in conjunction with his service as a director prior to his resignation from the Board in October 2018 when he became employed by the Company as its Executive Vice President, Supply Chain.

Directors’ Outstanding Equity Awards at 2018 Fiscal-Year End
The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our non-management directors:

Name	Outstanding Deferred Stock Units (#)
John F. Bergstrom	13,234
Brad W. Buss	3,186
Fiona P. Dias	10,456
John F. Ferraro	5,873
Adriana Karaboutis	4,061
Eugene I. Lee, Jr	4,569
Douglas A. Pertz	1,251
Jeffrey C. Smith	5,860
Nigel Travis	643

Jeffrey J. Jones II and Sharon L. McCollam joined our Board in February 2019.   Accordingly, they did not receive compensation as non-management directors during 2018.

Compensation Committee Report
Our Compensation Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Mr. Bergstrom is the chair of our Compensation Committee.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our website at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section.

We have relied on management’s representation that the CD&A presented in this Proxy Statement has been prepared with integrity and objectivity and in conformity with SEC regulations.  Based upon our review and discussion with management, we recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2018 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE
John F. Bergstrom (Chair)
Jeffrey J. Jones II
Eugene I. Lee, Jr.

Compensation Discussion and Analysis
This section describes the compensation packages of our principal executive officer, principal financial officer and three other most highly compensated executive officers as of December 29, 2018. Additionally, compensation arrangements for our former Chief Financial Officer ("CFO"), Thomas B. Okray, are reported in the section of this Proxy Statement entitled “Additional Information Regarding Executive Compensation.” We refer to these executives as our “Named Executive Officers” or “NEOs.”

Thomas R. Greco President and Chief Executive Officer	Jeffrey W. Shepherd Executive Vice President, Chief Financial Officer, Controller and Chief Accounting Officer	Robert B. Cushing Executive Vice President, Professional	Michael T. Broderick Executive Vice President, Merchandising and Store Operations Support	Reuben E. Slone Executive Vice President, Supply Chain

Our Compensation Discussion and Analysis addresses the following topics:

1.	Executive Summary,

2.	Compensation Governance,

3.	Framework for Executive Compensation, and

4.	Other Compensation and Benefit Programs.

1 Executive Summary
Financial Highlights
In 2018, we continued to execute our transformation agenda and completed the second year of our multi-year strategic plan. Through continued focus on driving long-term growth and increasing stockholder value, we delivered top-line growth and margin expansion and significantly narrowed the comparable sales growth gap as compared to our automotive aftermarket peers. Consistent with our Mission, Passion for Customers…Passion for Yes!, we began every initiative in 2018 with a Customer-first focus. The dedication of our more than 70,000 Team Members across our entire Company, as well as our network of independent Carquest partners, enabled significant progress toward achieving our long-term objectives.

The core focus of our strategic plan is centered on improving the customer experience and driving consistent execution for both Professional and Do-It-Yourself ("DIY") Customers, which include investments in technology and eCommerce. For our Professional Customers, we completed the roll out of a unified Professional portal that includes our AdvancePro catalog, e-services suite and training resources. For our DIY omnichannel efforts, we made significant investments in our online engagement and fulfillment platforms, utilizing artificial intelligence and machine learning to improve online attachment selling as well as product assortment. Additionally, we continue to differentiate ourselves by investing in our Team Members through increased training and development opportunities as well as stock award programs, such as Fuel the Frontline and Be An Owner.

In addition, in 2018 we elevated our focus on environmental, health and safety initiatives throughout the Company and published our inaugural Corporate Sustainability and Social Report. We are pleased with the early safety improvements across our operations, including a ten percent reduction in our reportable incidents and a 13 percent reduction in our automobile collision frequency rate. We are committed to further reductions in these critical areas that we expect to enable additional cost savings over the next several years.

Finally, we remain committed to the disciplined execution of our capital allocation priorities, including maintaining an investment grade rating, investing in high return capital projects that will enable our successful transformation and returning cash to our stockholders. Consistent with these priorities, we invested nearly $200 million in our business in 2018 focused heavily on information technology, eCommerce and supply chain projects. Further, our disciplined cash management enabled us to return value to our stockholders through a combination of share repurchases and dividends totaling $291 million in 2018. We plan to maintain our disciplined cash management approach by investing in high return capital projects in order to solidify our Customer Value Proposition and deliver financial and operational improvements that allow us to live out our Mission: Passion for Customers…Passion for Yes! We believe we will successfully execute our transformation initiatives and capitalize on the significant opportunities that lie ahead.

Our long-term incentive plan for the 2016 through 2018 performance period ("2016-2018 LTIP") and our 2018 annual incentive plan ("2018 AIP") utilized a subset of the following measures: Comparable Store Sales, Comparable Operating Income, Adjusted Operating Income and Free Cash Flow as their performance metrics. Based on the Company's performance results, our NEOs earned the following incentive payouts:

2018 AIP 168.2% Payout

NEOs received a payout under the 2018 AIP because our performance exceeded our targets for each of the three metrics - Comparable Store Sales, Adjusted Operating Income and Free Cash Flow - that are measured by the plan.

2016-2018 LTIP No Payout	No NEO received a payout under the 2016-2018 LTIP because the performance thresholds were not met.

Our overall financial results are more fully described in our current Report on Form 8-K filed with the SEC on February 19, 2019, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2018 Annual Report on Form 10-K filed with the SEC on February 19, 2019.
Investor Outreach: Connecting with Our Stockholders

2018 Annual Meeting	Stockholder Outreach
Beginning in the Fall of 2018, our Board Chair and management participated in discussions with stockholders representing

86% “Say on Pay” Support	25% of our outstanding shares

Stockholder Feedback Implemented	Themes discussed included
Continued focus on pay for performance and ensuring our incentives are aligned with the short- and long-term Company strategies. Increased focus on diversity and ESG efforts.
Performance metrics for our short-term and long-term incentive plans; ESG actions and Board oversight; Board composition and potential changes or additions; human capital and our ability to attract and retain talent; and cyber security

At our 2018 Annual Meeting, our stockholders demonstrated strong support for our executive compensation programs, with 86 percent of shares voted cast in favor of our executive compensation program.

In late 2018 and early 2019, members of management and our Board Chair held meetings with several of our key stockholders to discuss our compensation and corporate governance programs. Particular areas of focus for these outreach meetings were to provide updates on our business performance and key priorities, discussion of changes in executive compensation and governance programs, as well as our focus on improvements with respect to ESG performance and reporting with respect to matters such as Inclusion and Diversity, environmental impact, energy conservation, recycling, Team Member health and safety and Team Member engagement. We believe it is extremely important to provide an open forum for stockholder discussion and feedback, and expect to continue active stockholder engagement.

2018 Executive Officer Compensation Program Highlights
Our compensation programs continue to center on a pay-for-performance philosophy. The compensation actions we took in 2018 are directly aligned with this belief to ensure our management’s interests are aligned with those of our stockholders.

Compensation Element	Purpose	2018 Actions
Base Salary	Fixed annual cash compensation to attract and retain executives
Mr. Shepherd and Mr. Broderick both received a base salary increase in conjunction with their respective promotions to EVP, Chief Financial Officer and EVP, Merchandising and Store Operations Support. Mr. Cushing received a salary increase in recognition of and commensurate with his enhanced responsibilities.

2018 AIP Cash Incentive Plan	Performance-based variable pay that delivers cash incentives when executives meet or exceed key financial results
For 2018, each NEO, with the exception of Mr. Okray, received a payout of 168.2% of their bonus target as the goals under the plan were exceeded. Mr. Slone’s payout was prorated based on time worked in 2018.

LTI Equity Compensation	Performance and service-based equity compensation to reward executives for a balanced combination of meeting or exceeding key financial results and creating long-term stockholder value	For 2018, in March 2018 our NEOs were granted annual LTI awards that consisted of 70% performance-based RSUs and 30% time-based RSUs.

2 Compensation Governance

We believe good corporate governance practices that reflect our values and support our strong strategic and financial performance must include policies and procedures related to our compensation practices. We regularly review our compensation programs to ensure that our incentives are aligned with stockholder value.

Compensation Framework Highlights

WE DO		HOW DO WE DO IT
✓	Pay for Performance	A significant portion of our compensation package is performance-based for our NEOs.
✓	Have a Clawback Policy
Our Board adopted an Incentive Compensation Clawback Policy that provides incentives may be required to be paid back if the covered executive’s fraud or willful misconduct results in an accounting restatement.

✓	Incorporate Double Trigger vesting	In the event of a Change in Control, vesting only accelerates if awards are not replaced or an executive is terminated.
✓	Have Stock Ownership Guidelines	All directors and NEOs are required to maintain meaningful levels of stock to ensure alignment with stockholder interests.
✓	Ensure independence requirements are met for Compensation Consultant	Our Compensation Committee has exercised authority to engage and retain the services of an independent compensation consultant.

WE DO NOT		HOW DO WE ENFORCE IT
✗	Provide excise tax gross-ups for change-in-control payments	Our executive employment agreements provide for “net best” payment limitations for change-in-control payments.
✗	Provide significant perquisites or benefits	Our Executive Officers participate in the same benefit and retirement plans as our employees and we do not offer any additional programs (e.g., SERPs).
✗	Reprice or exchange underwater stock options	Our 2014 LTI Plan precludes repricing.
✗	Permit hedging
Our insider trading policy (i) prohibits directors and certain employees, including NEOs, from trading our stock except during specified windows, (ii) prohibits directors and all employees from pledging our common stock unless certain stringent requirements are met, and (iii) prohibits directors and all employees from engaging in hedging of our common stock. We do not permit hedging or pledging of our LTI awards.

✗	Permit pledging unless certain stringent requirements are met

Compensation Decision Roles
The Compensation Committee has final approval of all compensation recommendations for our Named Executive Officers except for the CEO, for whom the Compensation Committee’s recommendations are subject to review and approval by the full Board. The Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consulting firm, to provide advice and assistance to the Committee when making decisions. FW Cook reports to the Committee, and all services provided by FW Cook are on behalf of the Committee.

Compensation Committee		FW Cook		CEO and Management
✓	Review annual performance and compensation of CEO and NEOs, including salary, short-term and long-term incentives	✓	Provide advice and assistance to the Compensation Committee when making compensation decisions	✓	CEO annually reviews performance of all executives
✓	Review, make recommendations and approve compensation plans	✓	Assist with reviews and updates on compensation best practices and provide benchmarking for salary and incentive compensation of peer group companies	✓	Management develops and maintains an effective pay and performance management system and develops the strategic plan and business goals which are incorporated into incentives for performance measures
✓	Periodic review of the Company's peer group	✓	Provide the Compensation Committee with updates on regulatory and compliance changes related to executive compensation as applicable	✓	CEO makes recommendations for salary and incentive compensation commensurate with performance of each executive and the Company
✓	Oversight of the Incentive Clawback Policy and Stock Ownership Guidelines	✓	Provide the Compensation Committee with analysis for peer group selection
Setting Executive Compensation
In determining appropriate compensation opportunities for our NEOs, the Compensation Committee reviews competitive market data provided by FW Cook on compensation practices among a peer group of other specialty retailers. On behalf of the Committee, FW Cook conducts an annual review of the compensation practices of our peer group.
Our peer group is established using a set of guiding principles:

✓	Limit consideration to companies with revenues between $3 billion and $30 billion, generally equivalent to a minimum of one-third and a maximum of three times our revenues;

✓	Include domestic, publicly traded companies that have a targeted focus of similar industries (including, but not limited to, Automotive Retail, General Merchandise Stores and Specialty Stores); and

✓	Consider alignment to companies with similar customers and/or business operations.

In August 2017, the Compensation Committee reviewed our executive compensation peer group based on these principles and recommended no changes. The following companies comprised our executive compensation peer group for 2018, which was used in competitive analyses in late 2017 to inform the Compensation Committee’s decisions on setting 2018 target pay opportunities for our NEOs:

AutoZone, Inc.	Genuine Parts Company	Staples, Inc.
CarMax, Inc.	HD Supply Holdings, Inc.	The Sherwin-Williams Company
Dick's Sporting Goods, Inc.	LKQ Corporation	Tractor Supply Company
Dollar General Corporation	O’Reilly Automotive, Inc.	W.W. Grainger, Inc.
Dollar Tree, Inc.	Office Depot, Inc.	WESCO International, Inc.
Fastenal Company

In August 2018, the Compensation Committee again reviewed our executive compensation peer group and made two changes: Staples, Inc. was removed due to the privatization of the Company, and The Michaels Companies, Inc., another similarly situated retailer, was added. This revised group was used in competitive analyses in late 2018 to inform the Compensation Committee’s decisions on setting 2019 target pay opportunities for our NEOs. We will continue to monitor and review our peer group on an annual basis.

Compensation Positioning
The Compensation Committee considers multiple sources of information when determining executive pay. Generally speaking, we target the market median for annual compensation at target. The Committee reviews compensation data from our peer group as well as from other available external sources to ensure we are considering market best practices.

3 Framework for Executive Compensation
Compensation Philosophy and Objectives

Our executive compensation philosophy is straightforward - we pay for performance. Our executives are accountable for the performance of the business and are compensated based on that performance.
In order to ensure we are effectively fulfilling our pay-for-performance philosophy, we strive to deliver a significant portion of our executive compensation through performance-based incentives.
The annual total direct compensation mix for our CEO and our other NEOs are illustrated below.

•	Variable, performance-based compensation for our CEO is 86% of his total compensation.

•	Our other NEOs, on average, have 70% of their total compensation tied to variable, performance-based compensation.

Although there is no pre-established policy or target allocation between specific compensation components, the majority of our executive officers’ annual total target compensation is determined by our performance as compared to performance goals established for our short-term and long-term plans.

Base Salary
The Committee reviews the information provided by FW Cook regarding executive officers’ base salary levels compared to the base salaries of executives of our peer group companies as presented in their latest available proxy statements. The Committee also reviews the assessment of the performance of each executive officer. Performance reviews generally include assessing outcomes compared to specific business and strategic objectives that are established and reviewed annually. Strategic objectives are related to each executive officer’s role and may include objectives linked to environmental, health and safety, inclusion and diversity, and Customer and Team Member engagement and retention.

The table below summarizes 2018 base salaries compared to 2017 as of the end of the year. The Committee determined that Mr. Greco’s salary is in line with our targeted range for his role and did not increase his salary. Mr. Shepherd and Mr. Broderick each received salary increases in conjunction with their promotions to EVP, Chief Financial Officer and EVP, Merchandising and Store Operations Support, respectively. Mr. Cushing received a salary increase based on continued increasing responsibilities in the professional business and in alignment with the competitive market. Mr. Slone joined us in October 2018 and did not receive a salary increase.

NEOs	2017 Salary	2018 Salary	% Change
Mr. Greco	$1,100,000	$1,100,000	0%
Mr. Shepherd	$400,000	$525,000	31%
Mr. Cushing	$470,000	$525,000	12%
Mr. Broderick	$443,000	$450,000	2%
Mr. Slone	N/A	$625,000	N/A
Annual Incentive Plan
Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance objectives designed to support successful execution of our business strategies. Our AIP provides for the payment of cash bonuses based upon our performance in relation to predetermined financial targets established during the first quarter of the fiscal year. Each NEO’s AIP target as a percentage of his or her base salary is established so that the NEO’s total annual cash compensation at target is aligned with the Committee’s desired positioning relative to the market.

NEOs	Base Salary	AIP Target (%)	AIP Target ($)
Mr. Greco	$1,100,000	135%	$1,485,000
Mr. Shepherd	$525,000	85%	$446,250
Mr. Cushing	$525,000	85%	$446,250
Mr. Broderick	$450,000	85%	$382,500
Mr. Slone	$625,000	85%	$531,250

Our AIP payouts for 2018 were based on our performance as compared to the goals approved by the Compensation Committee. In 2017, we made key changes to our AIP metrics to align more directly with the execution of our strategic business plan. Specifically, we incorporated Free Cash Flow to ensure our leaders were focused on this important area. We also re-balanced the weighting of the metrics by weighting each equally, whereas historically our plan had the highest emphasis on Adjusted Operating Income. We maintained this plan design for 2018 as it continued to be consistent with our annual operating plan goals and objectives.

Our methodology for establishing the targets for the 2018 AIP was centered on alignment with our Annual Operating Plan. We strive to ensure that our executives are rewarded for meeting or exceeding the goals that we set and strive to deliver each year. While our targets were set lower than our 2017 plan levels, both the Adjusted Operating Income and Comparable Store Sales targets were set at a higher rate than 2017 actual outcomes to ensure we were rewarding our executives based on improved performance compared to the prior year. Free Cash Flow goals were lower than the prior year; however, this was a strategic decision based on investments planned to occur during 2018 in connection with our business transformation.

2018 Annual Incentive Plan Performance Results Table
The following table shows the actual performance results for 2018, as well as the goals that would result in threshold, target and maximum level payouts for 2018. To the extent that performance fell between the applicable threshold, target or maximum performance levels for each of the three performance metrics, payouts would be determined using linear interpolation.

		Actual vs. Potential Payout Results
Metric	Performance Weight	Threshold	100% of Target	200% of Target (Maximum)	Final Payout
Enterprise Adjusted Operating Income ($ in million)	1/3				147%
				$750.2

		$686.0	$703.0	$803.0
Enterprise Comparable Store Sales (%)	1/3				157.5%
				2.3%

		(1.5)%	0.0%	4.0%
Free Cash Flow ($ in millions)	1/3				200.0%
				$617.3

		$382.0	$402.0	$502.0
Long-Term Incentive Compensation

For 2017, we made important changes to our LTI program and we continued that plan design in 2018. Our NEOs receive 70% of their Annual LTI in the form of performance-based RSUs and 30% of their Annual LTI in the form of time-based RSUs. Our performance-based RSUs are earned based on our performance against three metrics: Comparable Store Sales, Return on Invested Capital and Relative Total Shareholder Return ("Relative TSR"), each measured over a three-year performance period. We believe these three metrics best represent and drive the desired long-term strategic and financial objectives of our Company, and the target levels are aligned with the financial performance needed to achieve the objectives of our long-term strategic business plan.

Our executives receive long-term incentive compensation intended to link their compensation to our long-term financial success.

2018 Annual Long-Term LTI Grant Summary Table
The table below summarizes the Annual LTI Grant awards that were made to our NEOs in March 2018:

NEOs	Annual Grant LTI Target	% Performance-Based	% Time-Based
Mr. Greco	$5,000,000	70%	30%
Mr. Shepherd	$350,000	70%	30%
Mr. Cushing	$600,000	70%	30%
Mr. Broderick	$600,000	70%	30%
Mr. Okray	$1,500,000	70%	30%

The Annual Grant LTI target reflected in the table above for Mr. Shepherd represents the target level award granted to him in his role as SVP, Chief Accounting Officer. Additionally, he received two time-based RSU awards in 2018, the first in March 2018 in recognition of his strong contributions to the business and the second in May 2018 in conjunction with his being named the acting Chief Financial Officer following the departure of Mr. Okray.

Mr. Slone did not receive an Annual LTI award in 2018 based on his start date in October. As an inducement to leave his prior employment, he received a one-time LTI award in the amount of $1,000,000 consistent with the terms of his offer of employment approved by the Compensation Committee. The award is comprised of (i) 50 percent time-based RSUs that will vest in equal installments over three years and (ii) 50 percent performance-based RSUs that may vest in November 2022 if the Company achieves the prescribed level of Enterprise Operating Margin for the Company's Fiscal Year 2021 as approved by the Compensation Committee.

Generally, our time-based RSUs vest in equal installments over three years, beginning on the first anniversary of the grant date. Our performance based awards may vest at the end of the three-year performance period based on the company’s actual performance for 2018 through 2020 as compared to the performance targets established by the Compensation Committee in

February 2018. The three-year performance period for the Relative TSR commences on the grant date and ends on the third anniversary of the date of grant.

Metric	Weighting	How will we measure
Average Comparable Store Sales Growth	33%	Results vs. Target
Return on Invested Capital	34%	Results vs. Target
Relative TSR	33%	Relative performance to Peer Group

Historical Performance-Based LTI Awards
In December 2015, annual LTI grants were made in the form of performance-based SARs for the 2016 to 2018 performance period. The metrics selected for these awards were the Company’s three-year Comparable Operating Income and three-year average Comparable Store Sales growth, equally weighted at 50 percent for each metric.

2016 through 2018 LTI Performance Vesting Table
The following table shows the actual performance results for 2016 to 2018, as set forth in our Annual Reports on Form 10-K, as well as the threshold, target, and maximum performance levels for the annual LTI grant for the 2016 to 2018 performance period.

		Actual Payout Results
Metric	Performance Weight	Threshold	100% of Target	200% of Target (Maximum)	Final Potential Payout % by Metric
Comparable Operating Income ($ in million)	50%				0.0%
		$2,337.9

		$3,665.3	$3,950.2	$4,144.1
Average Annual Comparable Store Sales Growth (%)	50%				0.0%
		(0.4)%

		1.5%	2.4%	4.0%

Mr. Greco and Mr. Cushing each received an annual grant of performance-based SARs for the 2016-2018 performance period. The performance-based SARs granted for the 2016-2018 performance period were forfeited because the final performance results fell below the plan threshold.

Stock Ownership Guidelines
Since 2006, we have had stock ownership guidelines in place that prescribe required levels of stock ownership and the timeline for achieving the required levels. These guidelines are designed to further strengthen and align our leadership with stockholders’ interests. Additional information about our stock ownership guidelines is presented in the "Stock Ownership Guidelines for Directors and Executive Officers" section of this Proxy Statement. As of March 2019, all NEOs are either meeting or on track to meet the required holdings based on the ownership levels required.

Role	Ownership Guideline
CEO	6 times base salary
CFO and/or President	3 times base salary
Executive Vice President/Senior Vice President	2 times base salary

Incentive Compensation Clawback Policy
In 2012, our Board adopted an Incentive Compensation Clawback Policy that covers all forms of incentive compensation paid to current and former executive officers. Under the terms of the policy, incentive compensation may be required to be paid back if the covered executive’s fraud or willful misconduct results in an accounting restatement, and it is determined that such misconduct resulted in an overpayment of incentive compensation.

4 Other Compensation and Benefit Programs
We offer the following retirement savings programs to our NEOs as a part of our overall compensation strategy. Other than providing an Executive Physical benefit to our NEOs, we do not offer any enhanced or additional benefits to our NEOs that our Team Members do not also receive.

•	401 (k) plan, which is available to all Team Members over age 21. There are no enhanced benefits for NEOs.

•
Deferred Compensation Plan, which permits all Team Members who meet the definition of a Highly Compensated Employee (as defined in the plan) to defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings and is ultimately settled in cash. The Company does not provide matching contributions on employee deferrals.

•
Deferred Stock Unit Plan, which is available to NEOs and executive/senior vice presidents of the Company. Eligible executives can voluntarily defer up to 50 percent of their base salaries in this program, which is ultimately settled in our stock. The Company does not provide matching contributions on employee deferrals.

Detailed information about deferrals made by NEOs into the Deferred Compensation Plan and Deferred Stock Unit Plan is presented in the "Non-Qualified Deferred Compensation for 2018" table contained in this Proxy Statement.

In addition to the retirement savings program benefits described above, we offer reimbursement for an executive physical for certain executives. Mr. Greco received reimbursement under this program in 2018, and the value of this reimbursement is included in the “All Other Compensation” section of the Summary Compensation Table. Mr. Greco completed relocation in 2018 and received certain relocation benefits, which included reimbursement of temporary living expenses, moving expense reimbursement, home sale/purchase assistance and tax reimbursements under the Company's relocation program and approved by the Compensation Committee. Mr. Slone, who joined us late in 2018, also received relocation benefits in 2018, and his relocation is still in progress.
Employment Agreements
We have entered into employment agreements with all NEOs and other selected senior executives.  The Committee has determined that these agreements are beneficial to us because they contain restrictive covenants relating to confidential information, non-competition and non-solicitation of our employees. We compete for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives and enabling them to focus on the Company’s strategic goals.  The agreements provide for severance payments under certain circumstances, which are discussed in more detail in the “Potential Payments Upon Termination or Change in Control Table” on page 38. The employment agreements with all of our NEOs provide that any incentive compensation granted to the executive by us is subject to our Incentive Compensation Clawback Policy, and none of the severance agreements provides tax gross-ups on any compensation or perquisite.

Following the initial one-year term, the agreements for Messrs. Greco (effective April 11, 2016), Shepherd (effective September 17, 2018), Cushing (effective August 21, 2016), Broderick (effective February 6, 2018) and Slone (effective October 3, 2018) automatically renew for an additional one-year term unless either the executive or the Company provides notice of non-renewal at least 90 days (or, in the case of Mr. Slone, 120 days) prior to the end of the then effective term.

The employment agreements with our NEOs specify annual base salary and annual performance-based cash target bonus amounts for each executive, calculated as a specified percentage of the executive’s base salary. The performance measures are determined by the Compensation Committee annually and are consistent with the measures applied to other senior executives.

If the executive’s employment is terminated in the event of the executive’s death, we have agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the executive’s target level bonus in effect at the time of the executive's death.

In the event of termination of employment due to disability as defined in the agreements, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the executive’s target level annual bonus then in effect in addition to the benefits payable under our qualified group disability plan.

In addition, under the terms of the executives' long-term incentive awards (except for Mr. Greco's inducement SARs award), if the executive’s employment is terminated on account of death or disability, all time-based RSUs and SARs granted to the executive pursuant to our 2014 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance-based SARs or RSUs (except for Mr. Greco's sign-on RSU award and Mr. Cushing's September 2016 RSU award), the performance-based SARs or RSUs will become eligible for exercise or issuance on the normal vesting date for performance-based awards on a pro-rata basis for the time that the executive was employed during the performance period.  The pro rata amount of performance SARs or RSUs that will become eligible for exercise or issuance will be based on our actual performance through the end of the performance period. In the event Mr. Greco's employment is terminated on account of his death or disability, or if we terminate his employment without "Due Cause" or he terminates his employment for "Good Reason," as defined in his agreement, a pro rata portion of his unvested inducement award of time-based SARs will vest and become exercisable based on the time that he was employed during the vesting period and all of his unvested sign-on time-based and performance-based RSUs will vest as of the effective date of his termination of employment. In the event Mr. Cushing's employment is terminated on account of his death or disability, or if we terminate his employment without "Due Cause" or he terminates his employment for "Good Reason," as defined in his agreement, a pro rata portion of his unvested September 2016 performance-based RSUs may vest based on our actual performance for the completed 2017 or 2018 performance periods.
If we terminate the executive’s employment without "Due Cause" or if the executive terminates his or her employment for "Good Reason," as defined in the agreements, other than following a Change in Control, as defined in the 2014 LTIP, Messrs. Shepherd, Cushing, Broderick and Slone will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect, plus an amount equal to an average of the past three years' annual bonus payments, except that if Mr. Slone's employment is terminated prior to October 1, 2019, he will be entitled to a lump sum severance payment in an amount equal to his base salary that would otherwise have been payable through September 30, 2020. Mr. Greco is entitled to an amount equal to one and one half times his annual base salary at the rate then in effect and an amount equal to one and one half times the average value of the annual bonuses paid to him for the three completed fiscal years immediately prior to the date of such termination, as well as an annual bonus for the fiscal year of termination of employment, based on actual full-year performance, pro-rated to reflect the time of service for such fiscal year through the date of termination. Except as described in the preceding paragraph with respect to Mr. Greco's inducement and sign-on grants, and Mr. Cushing's September 2016 RSU award, any performance-based grants of SARs and RSUs will vest immediately on a pro rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter. Executives are also granted a right to continue their medical benefits for one year post-termination at the same cost as active employees and to receive outplacement services for a period of up to one year, except for Mr. Greco who may continue his medical benefits for 18 months post-termination at such cost.

If, within twelve months after a Change in Control, we terminate the executive officer’s employment other than for Due Cause, death or disability, or the executive terminates the executive’s employment for Good Reason, the executive will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the target annual bonus amount then in effect.  Mr. Greco is also entitled to these benefits in the event his employment is terminated in contemplation of a Change in Control within three months prior to the consummation of a Change in Control. In addition, we will provide the executive certain outplacement services for a period of up to one year.  In the event of a Change in Control, all time-based RSUs, as well as Mr. Greco's sign-on performance-based RSUs, will vest and become exercisable or issued only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance-based SARs and RSUs (except for Mr. Cushing's September 2016 RSUs) will vest at the same time on a pro rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter prior to the Change in Control event. Mr. Cushing's September 2016 RSUs will vest based on the following: (i) if the Change in Control event occurs prior to the end of the 2017 performance period, the number of awards will be calculated based on the amount of time he was employed during the performance period, (ii) if the Change in Control event occurs during the 2018 performance period, the number of awards will be calculated based on actual 2017 performance and the amount of time he was employed during the 2018 performance period, and (iii) if the Change in Control event occurs after the 2018 performance period but before the vesting date, the number of awards will be calculated based on actual 2017 and 2018 performance. Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees, except for Mr. Greco who may continue his medical benefits for 18 months post-termination at such cost.

In the event of a Change in Control, the employment agreements provide that if payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to him or her (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the Change in Control payments), we will reduce the Change in Control payments by the amount necessary to maximize the benefits received by him or her, determined on an after-tax basis. The Change in Control payments are not eligible for tax gross-up payments.

We entered into an employment agreement with Mr. Okray effective April 11, 2016. The key terms of his agreement were substantially similar to those of Messrs. Shepherd, Cushing and Broderick. Mr. Okray voluntarily departed the Company effective April 15, 2018. Consistent with the provisions of his agreement, he received no severance benefits but remains subject to the restrictive covenants with respect to confidential information, non-competition and non-solicitation of our employees.
Tax Deductibility of Pay
In designing our executive compensation programs, we have historically considered the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to our NEOs.  Prior to the adoption of the Tax Cuts and Jobs Act (the "Act") in 2017, compensation paid in accordance with a stockholder approved performance-based incentive plan was exempt from Section 162(m) and is tax-deductible by us.  The shareholder-approved 2014 LTIP and 2017 Executive Incentive Plan enabled us to qualify certain LTI awards and annual bonuses as "performance-based" compensation under Section 162(m) of the Internal Revenue Code through fiscal year 2017. In general, we intended to structure compensation programs to meet the requirements of Section 162(m), other than time-based restricted stock or RSUs and selected annual incentive awards to newly-hired executives in their first year of employment, which are not considered performance-based under Section 162(m) of the Internal Revenue Code.  The exemption for performance-based compensation was repealed as part of the Act and will generally no longer be available for performance-based compensation awarded following Fiscal 2017. In addition, the Act provides that executive officers subject to Section 162(m) will include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, regardless of whether the officer is serving at the end of the taxable year, and once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years. Accordingly, the Company may experience lower levels of tax deductibility of executive compensation costs in the future.

Additional Information Regarding
Executive Compensation

Summary Compensation Table
The following Summary Compensation Table provides the compensation earned by our chief executive officer, principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years.

			Bonus	Stock Awards	Option or SAR Awards	Non-Equity Incentive Plan Compensation	All Other Compensation
Name and Principal Position		Salary	(b)	(c) (d)	(d)	(e)	(f)	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Thomas R. Greco	2018	$1,100,008	$—	$5,210,628	$—	$2,497,770	$47,729	$8,856,135
President and Chief Executive Officer	2017	1,100,008	—	5,000,129	—	—	27,860	6,127,997
	2016	803,852	3,485,000	12,700,097	5,500,036	—	331,782	22,820,767
Jeffrey W. Shepherd	2018	450,752	—	758,483	—	750,611	5,658	1,965,504
Executive Vice President, Chief Financial Officer, Controller and Chief Accounting Officer	2017	330,773	—	1,094,874	—	—	172,212	1,597,859
Robert B. Cushing	2018	515,491	—	625,344	—	750,611	554	1,892,000
Executive Vice President, Professional	2017	470,017	—	1,100,117	—	—	132,717	1,702,851
	2016	453,910	—	437,747	28,866	179,699	53,034	1,153,256
Michael T. Broderick	2018	449,199	—	625,344	—	643,376	8,457	1,726,376
Executive Vice President, Merchandising and Store Operations Support
Reuben E. Slone(a)	2018	156,250	—	1,000,022	—	310,910	11,440	1,478,622
Executive Vice President, Supply Chain
Thomas B. Okray(a)	2018	161,538	—	1,563,119	—	—	284	1,724,941
Former Executive Vice President, Chief Financial Officer	2017	513,471	450,000	2,050,196	—	—	18,363	3,032,030
	2016	86,540	380,000	2,000,130	—	—	114,452	2,581,122

(a)
During 2018, Mr. Slone served as a member of our Board until October, when he became employed by the Company as our Executive Vice President, Supply Chain. Accordingly, his salary for 2018 is a pro-rated amount of his base salary based upon the time he was employed by us. The compensation he received during 2018 as a director is reported in the "Director Compensation" section of this Proxy Statement and is not included in the Summary Compensation Table. Mr. Okray departed the Company effective April 15, 2018. Accordingly his salary for 2018 is the pro-rated amount of his base salary based upon the time he was employed by us.

(b)
For Mr. Greco, represents a cash sign-on bonus of $2,000,000 and his annual cash bonus that was guaranteed at target level for 2016 in the amount of $1,485,000 pursuant to the terms of his employment agreement entered into at the time of his employment. For Mr. Okray, represents his annual cash bonus that was guaranteed at target level for 2017 and a cash sign-on bonus for 2016 pursuant to the terms of his employment agreement entered into at the time of his employment.

(c)
Represents the grant date fair value of performance- and time-based RSUs granted during each of the years presented.  The grant date fair value is calculated using the closing price of our common stock on the date of grant. For additional information regarding the valuation assumptions of this award, refer to Note 16 of our consolidated financial statements in the 2018 Form 10-K filed with the SEC on February 19, 2019. See the "2018 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2018 Fiscal Year-End Table" in this Proxy Statement for information on stock awards granted in 2018 and prior years.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(d)
The maximum value for performance awards (as of the grant date), assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

Name	Year	Performance-Based RSUs Maximum Grant-Date Fair Value ($)	Performance-Based SARs Maximum Grant-Date Fair Value ($)	Maximum Grant-Date Fair Value of Performance-Based Stock Awards and SARs ($)
Mr. Greco	2018	$7,421,226	$—	$7,421,226
	2017	7,000,149	—	7,000,149
	2016	8,000,006	5,000,008	13,000,014
Mr. Shepherd	2018	506,683	—	506,683
	2017	479,429	—	479,429
Mr. Cushing	2018	890,638	—	890,638
	2017	840,118	—	840,118
	2016	408,747	57,732	466,479
Mr. Broderick	2018	890,638	—	890,638
Mr. Slone	2018	747,105	—	747,105
Mr. Okray	2018	2,226,347	—	2,226,347
	2017	1,470,285	—	1,470,285

The maximum value shown above does not include RSUs and SARs granted to Mr. Greco in 2016 with grant-date fair values of $4,700,091 and $3,000,032, respectively, due to the fact that they are completely time-based. For Mr. Okray, the maximum value does not include RSUs granted in 2016 due to the fact that they are completely time-based. For Mr. Cushing the maximum value does not include RSUs granted in 2016 with a grant-date fair value of $29,000 due to the fact that they are completely time-based.

(e)
For 2018, represents amounts paid to our NEOs in March 2019 under our 2018 AIP. See the "Annual Incentive Plan" section of this Proxy Statement for additional information regarding our 2018 AIP. For 2016, represents the amount paid to Mr. Cushing under the Worldpac Management Incentive Plan for 2016, based on actual results compared to target Operating Income for our Worldpac business.

(f)
For 2018, includes (i) Company matching contributions according to the terms of the Company's 401(k) plan in the amounts of $3,975 for Mr. Greco, $4,807 for Mr. Shepherd, and $7,726 for Mr. Broderick; (ii) life insurance premiums paid by the Company for each executive as follows: $1,784 for Mr. Greco; $852 for Mr. Shepherd; $554 for Mr. Cushing; $731 for Mr. Broderick; $253 for Mr. Slone; and $284 for Mr. Okray; and (iii) for Mr. Greco includes relocation and temporary living expenses in the amount of $26,420 and $11,734 for related tax reimbursement payments and for Mr. Slone includes relocation and temporary living expenses in the amount of $5,797 and $5,390 for related tax reimbursement payments.

Grants of Plan-Based Awards in 2018
The following table sets forth information concerning grants of cash and stock-based awards made under our annual and long-term incentive plans during 2018.  The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if our performance had met the respective levels of the applicable performance measures.  The performance measures are more fully described under the heading "Annual Incentive Plan" in the Compensation Discussion and Analysis section of this Proxy Statement.  The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if our performance meets the respective level of applicable performance measures as more fully described under the heading "Long-Term Incentive Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	Grant Date Fair Value of Stock and Option Awards ($) (d)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Greco	1/1/2018	$371,253	$1,485,011	$2,970,022	—	—	—	—	$—
	3/1/2018	—	—	—	4,994	19,974	39,948	—	2,333,363
	3/1/2018	—	—	—	—	—	—	12,765	1,500,015
	3/1/2018	—	—	—	2,631	10,523	21,046	—	1,377,250
Mr. Shepherd	1/1/2018	111,563	446,250	892,500	—	—	—	—	—
	3/1/2018	—	—	—	348	1,390	2,780	—	162,380
	3/1/2018	—	—	—	—	—	—	2,171	255,114
	3/1/2018	—	—	—	174	695	1,390	—	90,962
	5/29/2018	—	—	—	—	—	—	2,017	250,027
Mr. Cushing	1/1/2018	111,563	446,250	892,500	—	—	—	—	—
	3/1/2018	—	—	—	599	2,397	4,794	—	280,018
	3/1/2018	—	—	—	—	—	—	1,532	180,025
	3/1/2018	—	—	—	316	1,263	2,526	—	165,301
Mr. Broderick	1/1/2018	95,625	382,500	765,000	—	—	—	—	—
	3/1/2018	—	—	—	599	2,397	4,794	—	280,018
	3/1/2018	—	—	—	—	—	—	1,532	180,025
	3/1/2018	—	—	—	316	1,263	2,526	—	165,301
Mr. Slone	10/3/2018	132,812	531,248	1,062,497	—	—	—	—	—
	11/19/2018	—	—	—	2,110	2,813	4,220	—	498,070
	11/19/2018	—	—	—	—	—	—	2,813	500,011
Mr. Okray	1/1/2018	135,000	540,000	1,080,000	—	—	—	—	—
	3/1/2018	—	—	—	—	—	—	3,829	449,946
	3/1/2018	—	—	—	2,287	9,149	18,298	—	1,113,174

(a)
Amounts shown represent possible cash payouts under our 2018 AIP. See the "Annual Incentive Plan" section of this Proxy Statement for a discussion of threshold, target and maximum cash incentive plan payouts.

(b)
Amounts shown represent performance-based RSU grants to our executives as part of our annual long-term equity grants made in 2018 with respect to the 2018 through 2020 three-year performance period. See the "Long-Term Incentive Compensation" section of this Proxy Statement for more information regarding our performance-based RSU grants.

(c)
Amounts shown represent the number of time-based RSUs granted to our executives for 2018. For more information regarding awards of time-based RSUs, see the "Long-Term Incentive Compensation" section of this Proxy Statement.

(d)
Amounts shown represent the aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 16 of our consolidated financial statements in the 2018 Form 10-K filed with the SEC on February 19, 2019. The attainment of target level for performance awards was deemed probable at the date of grant for the each of the performance awards granted during 2018. Accordingly, the grant date fair value was calculated at target level for these awards.

The time-vested portions of the RSU awards granted in 2018 include rights to receive dividend equivalent payments in the same amount as paid to our stockholders, but do not include voting rights. The performance-based RSUs granted in 2018 do not include dividend or voting rights. We paid quarterly cash dividends of $0.06 per share in 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information concerning stock-based awards granted to our NEOs that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Greco	3/1/2018 (c)	—	—	—	$—		—	$—	39,948	$6,210,316
	3/1/2018 (c)	—	—	—	—		12,765	1,984,447	—	—
	3/1/2018 (c)	—	—	—	—		—	—	21,046	3,271,811
	3/1/2017	—	—	—	—		—	—	3,723	578,777
	3/1/2017	—	—	—	—		6,383	992,301	—	—
	3/1/2017 (d)	—	—	—	—		—	—	7,447	1,157,710
	4/14/2016	—	—	—	—		—	—	16,570	2,575,972
	4/14/2016	—	—	—	—		5,178	804,972	—	—
	4/14/2016	—	—	—	—		9,114	1,416,862	—	—
	4/14/2016	—	—	16,663	160.94	4/14/2023	—	—	—	—
	4/14/2016	—	68,745	—	160.94	4/14/2023	—	—	—	—
Mr. Shepherd	5/29/2018 (c)	—	—	—	—		2,017	313,563	—	—
	3/1/2018 (c)	—	—	—	—		—	—	2,780	432,179
	3/1/2018 (c)	—	—	—	—		2,171	337,504	—	—
	3/1/2018 (c)	—	—	—	—		—	—	1,390	216,089
	3/1/2017	—	—	—	—		—	—	260	40,419
	3/1/2017	—	—	—	—		3,640	565,874	—	—
	3/1/2017 (d)	—	—	—	—		—	—	522	81,150
Mr. Cushing	3/1/2018 (c)	—	—	—	—		—	—	4,794	745,275
	3/1/2018 (c)	—	—	—	—		1,532	238,165	—	—
	3/1/2018 (c)	—	—	—	—		—	—	2,526	392,692
	8/21/2017	—	—	—	—		3,502	544,421	—	—
	3/1/2017	—	—	—	—		—	—	447	69,491
	3/1/2017	—	—	—	—		766	119,082	—	—
	3/1/2017 (d)	—	—	—	—		—	—	894	138,981
	9/7/2016	—	—	—	—		—	—	1,263	196,345
	8/22/2016	—	—	—	—		61	9,483	—	—
	8/22/2016	—	—	209	158.47	8/22/2023	—		—	—
	12/10/2015	—	—	792	151.76	12/10/2022	—	—	—	—
	2/10/2014	711	—	—	123.32	2/10/2021	—	—	—	—
Mr. Broderick	3/1/2018 (c)	—	—	—	—		—	—	4,794	745,275
	3/1/2018 (c)	—	—	—	—		1,532	238,165	—	—
	3/1/2018 (c)	—	—	—	—		—	—	2,526	392,692
	11/20/2017	—	—	—	—		730	113,486	—	—
	3/1/2017	—	—	—	—		—	—	187	29,071
	3/1/2017	—	—	—	—		320	49,747	—	—
	3/1/2017 (d)	—	—	—	—		—	—	371	57,676
Mr. Slone	11/19/2018 (c)	—	—	—	—		—	—	2,813	437,309
	11/19/2018 (c)	—	—	—	—		2,813	437,309	—	—
Mr. Okray (e)		—	—	—	—		—	—	—	—

(a)
Includes grants of SARs.  Generally, the time-based SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The April 2016 grant of 68,745 SARs to Mr. Greco represent time-based awards that vest in three equal portions on the third, fourth and fifth anniversary of the grant date. The amounts shown for SARs granted in December 2014, December 2015, April 2016 and August 2016 represent performance-based SARs at the threshold level - a 25 percent payout of the performance-based SARs. The performance-based SAR awards shown in this table as Equity Incentive Plan Awards granted in December 2015 became eligible for exercise on March 1, 2019 following certification by the Committee of the performance vesting achievement level. The April 2016 equity incentive grant to Mr. Greco and August 2016 grant to Mr. Cushing vest on the third anniversary of the respective grant dates, subject to certification by the Committee of the performance vesting achievement level.

(b)
Includes awards of RSUs. Generally, awards of time-based RSUs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The April 2016 grant of 13,670 time-based RSUs to Mr. Greco vests in approximately three equal annual installments commencing on April 14, 2018, the second anniversary of the date of grant. The market value of the stock awards is reflective of the closing price of our common stock as of December 28, 2018 ($155.46), the last day that our common stock was traded during 2018. The amounts shown for the March 2018 equity incentive grants represent performance RSUs at the maximum level - a 200 percent payout of the performance RSUs. The amounts shown for the November 2018 and April 2016 equity incentive grants represent performance RSUs at target - a 100 percent payout of the performance RSUs. The amounts shown for the March 2017 equity incentive grants represent performance RSUs at threshold - a 25 percent payout of the performance RSUs. The amounts shown for the September 2016 equity incentive grants represent performance RSUs at threshold - a 50 percent payout of the performance RSUs.

(c)	See the "Grants of Plan-Based Awards in 2018" table in this Proxy Statement for more information on awards granted to our executive officers in 2018.

(d)
Represents Total Stockholder Return (TSR) performance based equity incentive grants. The amounts shown for the March 2017 TSR equity incentive grants represent performance RSUs at target - a 100 percent payout of the performance RSUs.

(e)	Consistent with the terms of his equity grants, Mr. Okray forfeited all unvested equity grants upon his resignation from the Company effective April 15, 2018.

Option Exercises and Stock Vested in 2018

The following table sets forth information with respect to our NEOs who vested in stock awards during 2018. None of our NEOs exercised stock options or SARs in 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mr. Greco	29,494	3,179,137
Mr. Shepherd	1,818	213,633
Mr. Cushing	2,711	420,977
Mr. Broderick	523	81,121
Mr. Slone	—	—
Mr. Okray	670	78,732

(a) The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If a vesting date occurs on a day on which the NYSE is closed, the value realized is based on the closing price on the last trading day prior to the vesting date.

Non-Qualified Deferred Compensation for 2018

The following table sets forth information with respect to our NEOs concerning executive contributions to non-qualified deferred compensation plans during 2018.  We do not make any contributions to these deferred compensation plans.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions ($)(a)	Aggregate Earnings ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 29, 2018 ($)

Mr. Greco	$—	$—	$—	$—
Mr. Shepherd	—	—	—	—
Mr. Cushing	—	—	—	—
Mr. Broderick	22,445	(1,490)	—	20,955
Mr. Slone	—	—	—	—
Mr. Okray	—	—	—	—

(a)
Additional information is provided under "Other Compensation and Benefit Programs" in the CD&A section of this Proxy Statement.  Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.

(b)	Represents realized and unrealized gains or losses on market-based investments selected and dividends earned by executives for their deferred compensation balances.

Potential Payments Upon Termination of Employment or Change in Control

The following table provides an estimate of the inherent value of the severance payments, stock incentives, and benefits provided for in each named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on December 29, 2018, the last day of our 2018 year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. Greco
Cash Severance (d)	$—	$—	$1,815,000	$2,585,000	$2,763,750	$5,170,000
Stock Incentives (e) (f)	—	—	10,625,489	10,625,489	6,843,821	15,239,519
Other Benefits (g)	—	—	660,000	1,100,000	32,385	32,385
	$—	$—	$13,100,489	$14,310,489	$9,639,956	$20,441,904
Mr. Shepherd
Cash Severance (d)	$—	$—	$603,750	$971,250	$525,000	$1,942,500
Stock Incentives (e) (f)	—	—	1,411,582	1,411,582	194,849	1,725,096
Other Benefits (g)	—	—	315,000	525,000	31,493	31,493
	$—	$—	$2,330,332	$2,907,832	$751,342	$3,699,089
Mr. Cushing
Cash Severance (d)	$—	$—	$603,750	$971,250	$670,633	$1,942,500
Stock Incentives (e) (f)	—	1,253,323	1,253,323	1,253,323	342,172	1,807,074
Other Benefits (g)	—	—	315,000	525,000	29,887	29,887
	$—	$1,253,323	$2,172,073	$2,749,573	$1,042,692	$3,779,461
Mr. Broderick
Cash Severance (d)	$—	$—	$517,500	$832,500	$420,000	$1,665,000
Stock Incentives (e) (f)	—	—	692,748	692,748	291,351	1,221,089
Other Benefits (g)	—	—	270,000	450,000	23,839	23,839
	$—	$—	$1,480,248	$1,975,248	$735,190	$2,909,928
Mr. Slone
Cash Severance (d)	$—	$—	$718,750	$1,156,250	$1,093,750	$2,312,500
Stock Incentives (e) (f)	—	—	446,420	446,420	9,111	874,618
Other Benefits (g)	—	—	375,000	625,000	12,000	12,000
	$—	$—	$1,540,170	$2,227,670	$1,114,861	$3,199,118

(a)
Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans.  Executives must exercise vested long-term incentives within 90 days after the date of termination.  The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to our officers that is willful and deliberate and committed in bad faith and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to us; (iv) a conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in material violation of our Substance Abuse Policy.

(b)
The employment agreements of our NEOs provide that the executive’s employment is deemed to be terminated by us without Due Cause if the executive elects to terminate his employment for Good Reason.  The term "Good Reason" is defined in the agreements as: (i) a material diminution in the executive’s total direct compensation; (ii) a material diminution in the executive’s authority, duties or responsibilities or those of the executive’s supervisors;  (iii) the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; or (iv) requiring the executive to be based more than 60 miles from our office at which the executive was principally employed immediately prior to the date of the relocation.  Except for Mr. Greco, upon termination of employment by us other than for Due Cause or by the executive for Good Reason the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary (or, in the case of Mr. Slone, if his employment is terminated prior to October 1, 2019, he will be entitled to a lump sum severance payment amount equal to his base salary that would otherwise have been payable through September 30, 2020) and an amount equal to the average annual bonus payment over the past three years. Mr. Greco is entitled to an amount equal to one and one half times his annual base salary and an amount equal to one and one half times his average annual bonus payment over the past three years, in addition to a pro-rated annual bonus for the year in which his employment is terminated. The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for 2015, 2016 and 2017. In addition, the executive will receive outplacement services and certain medical benefits coverage.

(c)
If, within 12 months of a Change in Control (as defined in our 2014 LTIP), the executive’s employment is terminated by us other than for Due Cause or by the executive for Good Reason, the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary plus (ii) two times the amount equal to the executive’s target bonus. In the case of Mr. Greco, the cash severance amount would be subject to a downward adjustment pursuant to the “net best” provisions of his employment agreement.

(d)
In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment.  In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount.  In the event that the executive is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus.

(e)
Amounts shown here are calculated as the differences between the exercise price, if any, of the outstanding stock-based incentives and the closing price of our stock on the last day our stock was traded during 2018.

(f)
Except in the case of Mr. Greco's April 2016 Inducement SARs, the terms of the executives’ SAR and restricted stock unit agreements provide that upon termination of employment due to death or disability, any remaining previously unvested time-based SARs and RSUs will vest immediately.  Mr. Greco's April 2016 Inducement SARs will vest on a pro-rata basis commensurate with the time employed prior to death or disability during the vesting period. Performance-based SARs and RSUs will vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period, except for Mr. Greco's equity incentive RSUs which will vest immediately.  In the event of retirement, which requires 10 years of service and a minimum age of 55 years, awards time-based shares granted prior to March 1, 2018, will continue to vest commensurate with the vesting period of the award.  Subsequent grants of time-based shares will forfeit. Performance-based SARs and RSUs vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to retirement during the performance period, except for Mr. Cushing's September 2016 RSUs which will forfeit.  In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason, a pro rata portion of the performance-based SARs and RSUs will vest immediately as of the date of the executive's termination of employment based on the amount of time employed during the performance period and our performance as of the most recently completed quarter, except for Mr. Cushing's September 2016 RSUs which will still vest on the original vesting date, in an amount based on the achievement of the performance goals for any entirely completed 2017 and 2018 performance periods. All time-based SARs and RSUs will vest and become exercisable only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance-based SARs and RSUs will vest at the same time on a pro rata basis based on the amount of time employed during the performance period and our performance as of the most recently completed quarter, except for Mr. Cushing's September 2016 RSUs which will vest based on the following: (i) if the Change in Control event occurs prior to the end of the 2017 performance period, the number of awards will be calculated based on the amount of time he was employed during the performance period, (ii) if the Change in Control event occurs during the 2018 performance period, the number of awards will be calculated based on actual 2017 performance and the amount of time he was employed during the 2018 performance period, and (iii) if the Change in Control event occurs after the 2018 performance period but before the vesting date, the number of awards will be calculated based on actual 2017 and 2018 performance.

(g)
For Disability, Other Benefits consist of the amount the executives would receive under our qualified plan. For Death, Other Benefits represent life insurance benefits. For Involuntary Termination, Other Benefits include $12,000 in outplacement costs and the cost of providing one year of health care coverage (18 months in the case of Mr. Greco) to the executive at the same cost as active employees.

CEO Pay Ratio
As a result of certain regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure of the ratio of our CEO’s compensation to that of our median employee.
Our CEO to median employee pay ratio is calculated in accordance with the guidelines established by the SEC. We identified our median employee using total W-2 earnings of all team members employed with us on October 3, 2017. We included all team members in our analysis of the median employee, including part-time, full-time, and seasonal team members. We have elected not to recalculate our median employee for the 2018 proxy as we have not had any significant or material changes in our employee population or employee compensation arrangements that we believe would significantly impact the ratio.
After identifying our median employee, we then calculated annual total compensation in accordance with the same methodology as used to calculate total compensation for our CEO in the Summary Compensation table.
Annual Total Compensation for the CEO as described in the Summary Compensation table was $8,856,135 for 2018 and the median team member compensation was $18,460. The result of this analysis is a ratio of 480:1.

The Compensation Committee continuously reviews both the compensation of our CEO, our NEOs and our pay practices for all Team Members to ensure internal equity is appropriate. A significant portion of our CEO’s compensation is performance-based and thus the ratio may vary each year consistent with the Company’s ultimate performance outcomes and how those outcomes connect to our performance-based compensation programs.

Proposal No. 2
Stockholder Advisory Vote to Approve the Compensation
of the Company's Named Executive Officers

At the 2018 Annual Meeting of Stockholders, 86 percent of the shares voted were cast in support of our compensation program for executive officers. Stockholders also voted overwhelmingly in favor of conducting an advisory vote annually as a means for us to obtain information on investor sentiment about our executive compensation philosophy and practices. We encourage you to review the CD&A section of this Proxy Statement and vote to approve the compensation of our named executive officers as disclosed therein and in the accompanying tables and narrative discussion contained in this Proxy Statement.  We are providing this opportunity to vote on the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934. Although your vote is advisory and not binding on our Board, our Compensation Committee or the Company, the Board and the Board’s Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures. It is expected that the next say-on-pay vote will occur at the 2020 annual meeting of stockholders.

We have a long history of delivering solid strategic and financial results for our stockholders and serving our customers and the community.  Our executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive these strategic and financial results.  We believe our executive compensation programs are structured in the best manner possible to support us and our business objectives, as well as to support our culture and traditions.  We are poised to provide an engaged work force and to deliver strong results for our stockholders, our customers and the communities in which we operate.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.  This balance is evidenced by the following:

•
The compensation of our executives is based on a design that aims to align pay with both the attainment of annual operational and financial goals, which the Compensation Committee establishes, and sustained long-term value creation;

•
Our compensation programs are substantially tied into our key business objectives and the success of our stockholders.  If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives;

•	We maintain high levels of corporate governance oversight over our executive pay programs;

•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices; and

•
Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee and senior management, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

The Board strongly endorses our executive compensation programs and recommends that the stockholders vote in favor of the following resolution:

"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

Information Concerning our Executive Officers

The following table provides information about our executive officers as of March 18, 2019.

Name	Age	Position
Thomas R. Greco	60	President and Chief Executive Officer
Michael T. Broderick	50	Executive Vice President, Merchandising, and Store Operations Support
Robert B. Cushing	65	Executive Vice President, Professional
Tammy M. Finley	52	Executive Vice President, General Counsel and Corporate Secretary
Natalie S. Schechtman	48	Executive Vice President, Human Resources
Jeffrey W. Shepherd	46	Executive Vice President, Chief Financial Officer, Controller and Chief Accounting Officer
Reuben E. Slone	56	Executive Vice President, Supply Chain

Our executive officers are elected by and serve at the discretion of our Board.  There are no family relationships among any of our executive officers.  Set forth below is a brief description of the business experience of our executive officers other than Mr. Greco, who is also a director and whose business experience is set forth in the “Nominees for Election to Our Board” section of this Proxy Statement.

Mr. Broderick
Executive Vice President, Merchandising and Store Operations Support
Mr. Broderick joined us in January 2017 as the Senior Vice President, Professional Sales and has held his current position since February 2018. From March 2017 to February 2018, he served as Senior Vice President, Merchandising. Prior to joining Advance, Mr. Broderick was the Senior Vice President, Automotive with Canadian Tire Corporation, Limited, a family of businesses that includes a retail segment, a financial services division and CT REIT, from 2014 to 2016. Prior to joining Canadian Tire, Mr. Broderick was Chief Executive Officer of the Vehicle Component Solutions Segment at Federal Mogul Corporation from 2012 to 2013. Previously, he served as President-Carquest US of General Parts, Inc. from 2009 to 2012 and Senior Vice President, Sales for the company from 2008 to 2009. Mr. Broderick began his career with AutoZone, Inc., where he served in multiple field and operations roles including serving as Vice President for the company’s Northeast Division from 1999 to 2008.

Mr. Cushing
Executive Vice President, Professional
Mr. Cushing joined us in January 2014 via the acquisition of General Parts International, Inc. ("GPI"), which included its wholly owned subsidiary Worldpac, Inc. ("Worldpac"), and has held his current position since August 2016. Mr. Cushing is responsible for the operations of our Professional sales team in addition to Worldpac and wholly owned subsidiary Autopart International, Inc. Mr. Cushing joined Worldpac via its acquisition of Metrix Parts Warehouse, Inc. in 1999 and was named Worldpac's President and CEO in January 2008. Prior to serving as President and CEO, Mr. Cushing served as Executive Vice President, Sales and Operations for the U.S. and Canada from 1999 to 2007. Prior to joining Worldpac, Mr. Cushing held executive-level sales, marketing and operations positions with Metrix Parts Warehouse, Inc., Interco Parts Corporation and Robert Bosch Corporation.

Ms. Finley
Executive Vice President, General Counsel and Corporate Secretary
Ms. Finley joined us in 1998 and has held her current position since May 2016. From January 2015 to May 2016, she served as Executive Vice President, Human Resources, General Counsel and Corporate Secretary. From March 2013 to January 2015, she served as Senior Vice President, Human Resources. From March 2010 to March 2013, she served as Vice President, Employment Counsel and Government Affairs. From September 2007 to March 2010, she served as Vice President, Employment Counsel. From January 2003 to September 2007, she served as Vice President, Staffing and Team Member Relations. From March 1998 to January 2003, she served as Assistant Vice President, Human Resources. Prior to joining Advance, Ms. Finley worked as a labor and employment attorney with The Center for Employment Law, PC, and as a Staff Attorney with the Virginia Supreme Court.

Ms. Schechtman
Executive Vice President, Human Resources
Ms. Schechtman joined us in May 2016 as Senior Vice President, Human Resources and has held her current position since February 2018. Prior to joining Advance, Ms. Schechtman served in human resources leadership roles at PepsiCo for almost 10 years, including Senior Director, Human Resources for Global Foodservice, a division of PepsiCo. She was responsible for the Foodservice division’s talent strategy, recruitment, training and development, organizational health, and employee relations. She also held human resources leadership roles in PepsiCo’s Retail Beverages, Pepsi-Cola North America and PepsiCo's Corporate

division. She also worked as an employment attorney with the law firm Brown Raysman in New York from 2003 to 2006, handling corporate labor and employment legal issues for a variety of clients, including several large international corporations. Prior to Brown Raysman, she served in recruiting and talent management roles with The Estee Lauder Companies, FreeRide.com, LLC and Gundersen Partners, LLC.

Mr. Shepherd
Executive Vice President, Chief Financial Officer, Controller and Chief Accounting Officer
Mr. Shepherd joined us in March 2017 as Senior Vice President, Controller and Chief Accounting Officer and assumed the additional role of Interim Chief Financial Officer in April 2018. He has held his current position since August 2018. Prior to joining Advance, Mr. Shepherd was employed by General Motors Company from September 2010 to February 2017 in various accounting and finance roles, including Controller - General Motors Europe from July 2015 to February 2017, Director - Consolidation and SEC Reporting from June 2013 to July 2015, and Director - Analysis and Reporting from September 2010 to June 2013. Prior to joining General Motors, Mr. Shepherd worked for Ernst & Young, a public accounting firm, from October 1994 to September 2010. Mr. Shepherd is a certified public accountant.
Mr. Slone
Executive Vice President, Supply Chain
Mr. Slone joined us in his current role in October 2018. He served as a member of our Board of Directors from February 2015 until October 2018. Prior to joining Advance as an officer, Mr. Slone served as Senior Vice President, Supply Chain Management at Walgreen Co., one of the nation’s largest drugstore chains and part of the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc., from May 2012. Prior to joining Walgreens, Mr. Slone served as Executive Vice President, Supply Chain and General Manager of Services for OfficeMax, Inc. from 2004 to 2012. Prior to OfficeMax, Mr. Slone held various supply chain leadership positions with Whirlpool Corporation, General Motors Company, and Federal-Mogul Holdings Corporation. He also held prior consulting positions with Electronic Data Systems Corporation and Ernst & Young. Mr. Slone is a NACD Board Leadership Fellow.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the ownership of our common stock as of March 18, 2019 by:

•	each person or entity that beneficially owns more than 5 percent of our common stock;

•	each member of our Board;

•	each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 18, 2019 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 2635 East Millbrook Road, Raleigh, North Carolina 27604.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 71,717,557 shares of our common stock outstanding at the Record Date, plus shares that may be issued or acquired within 60 days of March 18, 2019 through the exercise of vested stock awards.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage
The Vanguard Group(a)	7,577,323	10.5%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(b)	5,089,102	7.1%
55 East 52nd Street
New York, NY 10022

Executive Officers, Directors and Others(d)
John F. Bergstrom	18,404	*
Brad W. Buss	4,387	*
Fiona P. Dias	11,697	*
John F. Ferraro	6,525	*
Thomas R. Greco	127,465	*
Jeffrey J. Jones II	—	*
Adriana Karaboutis	4,429	*
Eugene I. Lee, Jr.	7,829	*
Sharon L. McCollam	—	*
Douglas A. Pertz	2,451	*
Jeffrey C. Smith (c)	3,181,153	4.4%
Nigel Travis	1,893	*
Michael T. Broderick	1,038	*
Robert C. Cushing	8,427	*
Jeffrey W. Shepherd	2,942	*
Reuben E. Slone	5,307	*
All executive officers and directors as a group (18 persons)	3,398,701	4.7%

*	Less than 1%

(a)
Based solely on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, The Vanguard Group is the beneficial owner of 7,577,323 shares and has sole dispositive power of 7,470,323 shares and voting power of 109,860 shares.

(b)
Based solely on a Schedule 13G/A filed with the SEC on February 4, 2019 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 5,089,102 shares and has sole dispositive power of 5,089,102 shares and voting power of 4,424,015 shares.

(c)
Includes common shares owned directly by Starboard Value LP through certain managed accounts (the “Managed Accounts”), Starboard Value and Opportunity Master Fund LTD (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard T Fund LP ("Starboard T LP"), Starboard Leaders Select I LP (Starboard Leaders Select I"), Starboard Value and Opportunity Master Fund L LP ("Starboard L LP") and Starboard Leaders India LLC ("Starboard India LLC"). Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP LLC (“Starboard Value GP”), the general partner of Starboard Value LP, and as a member and member of the Management Committee of Starboard Principal Co GP LLC (“Principal GP”), the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities held in the Managed Accounts. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard V&O Fund, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard V&O Fund. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the manager of Starboard S LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard S LLC. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard T LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard T LP. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard Leaders Select I, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard Leaders Select I. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard India LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities owned directly by Starboard India LLC. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard L LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard L LP. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard C LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard C LP. Mr. Smith expressly disclaims beneficial ownership of 3,175,000 shares in total, except to the extent of his pecuniary interest therein.

(d)	The following table provides further detail regarding the shares beneficially owned by our directors and executive officers:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	DSUs	RSUs to lapse within 60 days of March 18, 2019	SARs exercisable within 60 days of March 18, 2019
John F. Bergstrom	13,239	—	—
Brad W. Buss	3,187	—	—
Fiona P. Dias	10,460	—	—
John F. Ferraro	6,025	—	—
Thomas R. Greco	—	26,305	22,915
Jeffrey J. Jones II	—	—	—
Adriana Karaboutis	4,062	—	—
Eugene I. Lee, Jr.	4,704	—	—
Sharon L. McCollam	—	—	—
Douglas A. Pertz	1,251	—	—
Jeffrey C. Smith	6,153	—	—
Nigel Travis	643	—	—
Michael T. Broderick	—	—	—
Robert B. Cushing	—	—	711
Jeffrey W. Shepherd	—	—	—
Reuben E. Slone	4,175	—	—
All executive officers and directors as a group (18 persons)	53,899	26,305	28,272

Stock Ownership Guidelines For Directors And Executive Officers
The following table summarizes the stock ownership guidelines for our directors, NEOs and other key employees intended to further align the interests of our directors and members of management with the interests of our stockholders.

Title	Holding Requirements
Chief Executive Officer	Stock valued at 6 times base salary
Chief Financial Officer and/or President	Stock valued at 3 times base salary
Executive Vice President / Senior Vice President	Stock valued at 2 times base salary
Non-employee Director	Stock valued at 6 times their annual cash retainers

The ownership requirement may be satisfied through the following equity holdings:

•	All vested stock holdings/shares owned outright that are currently held by a director or an executive

•	Vested, unexercised time-based Stock Options or SARs

•	Vested, unexercised performance-based SARs

•	Unvested, time-based RSUs

•	Unvested, time-based Stock Options or SARs

•	Shares or units held by a director or an executive in any deferral plan

Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 50 percent of the net shares received upon the exercise of any stock options or SARs or the vesting of any RSUs until the guideline ownership levels have been reached.

The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually.  Based on current ownership and anticipated future stock vesting, all executives have satisfied or are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates. In order to further align the interests of directors with interests of our stockholders, each of our non-employee directors receives a portion of his or her annual retainer in the form of DSUs, which are held and deferred until his or her service as a director ceases. In addition, directors have the opportunity to defer all or part of their cash retainers in the form of DSUs. Directors and executive officers are subject to our insider trading policy, which prohibits hedging with our stock and prohibits the pledging of our stock unless specified stringent requirements are met.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2018, except that for each of Mr. Bergstrom, Mr. Brouillard, Mr. Buss, Ms. Dias, Mr. Ferraro, Ms. Karaboutis, Mr. Lee, Mr. Oglesby, Mr. Slone and Mr. Smith, one Form 4 to report the reinvestment of dividends on DSUs was filed late; for Mr. Shepherd, one Form 4 to report a grant of RSUs was filed late; for Mr. Travis, one Form 4 to report the grant of his 2018 annual retainer DSUs was filed late; and for Mr. Broderick, one Form 4 to report the withholding of shares to satisfy tax withholding obligations upon the vesting of RSUs was filed late.

Equity Compensation Plan Information
The following table sets forth our shares authorized for issuance under our equity compensation plans on December 29, 2018.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans(c)
Equity compensation plans approved by stockholders (d)	641,196	$138.69	5,315,689
Equity compensation plans not approved by stockholders	—	—	—
Total	641,196	$138.69	5,315,689

(a)
Includes the shares that would be issued upon exercise of outstanding RSUs, performance-based RSUs and DSUs and the net shares that would be issued upon exercise of outstanding SARs and performance-based SARs and is based on management's estimate of the probable vesting outcome for performance-based awards. The gross number of awards expected to vest based on management's estimate of the probable vesting outcome for performance-based awards is 738,525.

(b)	Includes weighted average exercise price of outstanding SARs only based on management's estimate of the probable vesting outcome for performance-based awards.

(c)	Excludes shares reflected in the first column and is based on management's estimate of the probable vesting outcome for outstanding performance-based awards.

(d)	Includes the 2014 LTIP and remaining awards outstanding under the 2004 LTIP.

Proposal No. 3
Ratification of Appointment by the Audit Committee of
Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2019

Our Audit Committee is directly responsible for the appointment, retention, fees and oversight of the independent registered public accounting firm retained to audit our financial statements. Deloitte has continuously served as our independent registered public accounting firm since 2002. The lead engagement partner from Deloitte is required to be rotated every five years, and in 2016 a new lead engagement partner was selected in connection with this rotation process. The process for selection of the new lead engagement partner included a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and meetings with senior management. In addition, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm in conjunction with its review of Deloitte’s independence, qualifications and performance.

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for fiscal year 2019 because our Audit Committee believes the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interest of us and our stockholders. You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2019 although your ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our by-laws or otherwise. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte in the future. However, the Audit Committee is not bound by a vote either for or against the firm. Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2019.

2018 and 2017 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte for the following professional services:

	2018	2017
	($ in thousands)
Audit Fees (a)	$4,008	$4,016
Audit-Related Fees	—	—
Tax Fees (b)	107	42
All Other Fees	—	—
Total	$4,115	$4,058

(a)	Fees for audit services billed for 2018 and 2017 consisted of fees for:

•	the audit of our annual financial statements;

•	the attestation of the effectiveness of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002;

•	reviews of our quarterly financial statements; and

•	statutory audits, consents and other services related to SEC matters.

(b)	Tax fees billed in 2018 and 2017 were related to tax planning services.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2018.

In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that such services are compatible with maintaining the independent accountant's independence.  The Audit Committee discussed these non-audit services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

Audit Committee Report
We are responsible for providing independent, objective oversight of the Company's accounting functions and internal controls and operate pursuant to a written charter approved by the Company’s Board. We are comprised entirely of at least three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Company’s Board has determined the Audit Committee’s chair, Mr. Buss and Audit Committee member Ms. McCollam, by virtue of their education, training and professional experience, qualify as the Audit Committee "financial experts," as defined by SEC rules.
Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm, or "independent accountants," is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on the Company’s financial statements.
During 2018 we met four times.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2018 and subsequent to the end of the year, we:

•	appointed Deloitte as the independent registered public accounting firm for fiscal year 2018;

•	met with management and the independent accountants to review and discuss the Company’s critical accounting policies and significant estimates;

•	met with management and the independent accountants to review and approve the fiscal year 2018 audit plan;

•	met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;

•
met with management and the independent accountants to review the audited financial statements for the year ended December 29, 2018, and internal controls over financial reporting as of December 29, 2018;

•	reviewed and discussed the quarterly and annual reports prior to filing with the SEC;

•	reviewed and discussed the quarterly earnings press releases;

•	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;

•	reviewed the processes by which risk, including cyber security risk, is assessed and mitigated;

•	reviewed and amended the Audit Committee charter; and

•	completed all other responsibilities under the Audit Committee charter.
We have discussed with the independent accountants the matters required by PCAOB Auditing Standards and related Rules, including Auditing Standard 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication With Audit and Finance Committees (Rule 2-07), which includes a review of significant accounting estimates and the Company’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.
Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 29, 2018.
We considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services is compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2019.
We reviewed and reassessed the adequacy of the Audit Committee Charter and approved an amendment.

THE AUDIT COMMITTEE
Brad W. Buss, Chair
Adriana Karaboutis
Sharon L. McCollam

PROPOSAL NO. 4

Stockholder Proposal Entitled "Right to Act by Written Consent"

The Company has received a stockholder proposal from Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a beneficial owner of at least 50 shares of our common stock (the "Proponent"). The Proponent has requested that the proposal set forth below in italics be presented for a vote at our Annual Meeting:

“Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Hundreds of major companies enable shareholder action by written consent. Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle.

The support of Advance Auto Parts shareholders on this proposal topic in 2014 and 2016 is greatly appreciated - Please vote yes again. Shareholders gave 45% support to this proposal topic in both 2014 and 2016. These 2 votes of 45% would likely translate into votes of between 50% and 60% from the shareholders who have ready access to voting advice independent of the management of Advance Auto Parts. Shareholders who are independently informed have a greater appreciation of the importance of this proposal topic to shareholders in spite of management resistance.

This proposal is of additional importance because Advance Auto Parts shareholders also do not have the full right to call a special meeting that is available under Delaware law and the added protection of an independent Chairman of the Board. According to the lame Advance Auto Parts special meeting provision it would take a challenging 25% of shares (instead of 10% per Delaware law) to call a special meeting.

There is also concern about the announcement of a new share repurchase plan of up to $600 million in August 2018. Stock buybacks can be a sign of short-termism for executives sometimes boosting share price without boosting the underlying value, profitability, or ingenuity of the company. A related issue is that buybacks draw money away from investment. A dollar spent repurchasing a share is a dollar that cannot be spent on new equipment, an acquisition, entry into a new market, or anything else.

Please vote yes:
Right to Act by Written Consent - Proposal 4."

Board of Directors' Statement in Opposition to Proposal No. 4:

Our Certificate of Incorporation prohibits action by written consent of stockholders. The Board has carefully considered the proposal for stockholders to act by written consent without a meeting (the “Chevedden Proposal”) and, for the reasons outlined below, the Board believes that it would not enhance stockholder value and is not in the best interests of the Company and its stockholders.

The Board believes that stockholder meetings provide stockholders with important protections and advantages that are lost with the written consent process.

The Board is committed to robust corporate governance and believes in both maintaining and implementing policies and practices that serve the interests of all stockholders. The Board recognizes that corporate governance is not static, and continually reviews developments in corporate governance while comparing and evaluating them against our current practices. While the Board recognizes that some stockholders may see a limited benefit in the ability to act by written consent, the Board believes that the Company's existing by-law provision, which provides stockholders holding at least 10 percent of the outstanding voting stock with the right to call special meetings, offers a more transparent and equitable mechanism for stockholders to raise matters for consideration by the Company.

The right to call a special meeting outside the annual meeting process, along with our established stockholder communication and engagement practices, creates value for stockholders by allowing for them to be fully informed on proposed corporate actions. The Board strongly believes that there are critical protections and significant advantages provided to stockholders through stockholder meetings which include but are not limited to:

•
The meeting and the stockholder vote take place in a transparent manner on a specified date that is publicly announced well in advance, giving all interested stockholders a chance to express their views and cast their votes and discuss the proposed action.

•
Stockholder meetings ensure that accurate and complete information about the proposed stockholder action is widely distributed in a proxy statement before the meeting, which promotes a well-informed discussion and consideration of the merits of the proposed action. In contrast, a written consent may only require the public filing of an information statement, which the Company is only obligated to distribute after the written consent has already been signed. Thus, in certain scenarios, if a select group of stockholders manages to attain the requisite threshold to act by written consent, other stockholders not partaking in the consent may not even receive information about the proposed action until it has already been approved.

•
Stockholder meetings provide for a partnership between stockholders and the Board by allowing the Board to analyze and provide a thorough recommendation with respect to actions proposed to be taken at a stockholder meeting.

In contrast, the written consent process allows select groups to impose their ideas on the Company and does not promote transparent decision-making, leading to potential disenfranchisement of other stockholders.

The Board recommends that stockholders vote against this Chevedden Proposal because the Board values the transparency and fairness provided by the annual or special meeting process.

The Board believes that matters requiring stockholder approval are so important to stockholder rights that they should be communicated in advance so they may be properly considered and voted upon by all stockholders, not only a select group. The Chevedden Proposal, if adopted, would disenfranchise many stockholders and may deprive them of their rights, while enabling a small group of stockholders (including those who accumulate a short-term voting position through the borrowing of shares), to make critical decisions with respect to the structure and operations of the Company. Additionally, it is important to recognize that these stockholders hold no fiduciary duties to the other stockholders. Accordingly, stockholder action by written consent could be used by a group of stockholders to pursue individual crusades or significant corporate actions that are not in the best interests of all stockholders.

Additionally, a written consent process could lead to various groups of stockholders soliciting written consents at the same time, on a nearly continuous basis as different stockholder groups select their own special interest cause. These solicitations may be duplicative or conflicting. Addressing these solicitations would impose significant administrative and financial burdens on the Company with no corresponding benefit to stockholders.

The Company’s stockholder-friendly corporate governance practices empower stockholders and promote Board accountability.

The Board believes the Company's existing strong corporate governance practices make adoption of the Chevedden Proposal unnecessary, counterproductive and potentially harmful. The Chevedden Proposal mistakenly asserts that the "lame Advance Auto Parts special meeting provision it would take a challenging 25% of shares (instead of 10% per Delaware law) to call a special meeting." In fact, in 2017 the Company reduced the ownership threshold for calling a special meeting from 25% to 10%. The vast majority of our stockholders embraced that change as evidenced by the fact that at the Company's 2018 Annual Meeting of Stockholders, only 28% of shares voted were cast in favor of a stockholder proposal to authorize stockholder action by written consent. In addition, the Company’s By-laws have the following corporate governance provisions which empower stockholders to express their views or take action and enhance Board accountability:

Declassified Board of Directors - All of the Company’s directors are elected annually by the stockholders, and stockholders can remove directors with or without cause.

Majority Voting for Election of Board of Directors - The Company’s directors are elected by a majority voting standard in uncontested elections.

Proxy Access for Director Nominations - The Company has adopted a proxy access by-law provision that allows an eligible stockholder or group of stockholders to nominate candidates for election to the Board that are included in the Company's proxy statement and ballot.

Majority Voting for Certificate of Incorporation and By-law Amendments - The Company's certificate of incorporation and by-laws do not have supermajority voting provisions. Stockholders can approve binding certificate of incorporation and by-laws amendments with a majority vote in uncontested elections.

No Stockholder Rights Plan - The Company does not have a stockholder rights plan (also known as a “poison pill”).

Independent Board Leadership - The Company has maintained the separation of the roles of Chairman of the Board and CEO since 2008. Except during the brief period from November 2015 until May 2016 when the Chairman was deemed not to be independent and the Board named an independent director to serve as the Independent Lead Director, the Board has consistently been chaired by an independent director. The current Chairman of the Board is an independent director, as are the chair and members of each committee of the Board.

Stockholder Engagement - Stockholders can communicate directly with the Board and/or individual directors. In addition, management and members of the Board regularly engage with stockholders to solicit their views on important issues such as executive compensation and corporate governance.

Given the Company’s demonstrated, continuing commitment to maximizing long-term value and protecting stockholders’ interests as a whole, for the reasons set forth above, the Board believes that implementing the Chevedden Proposal is inappropriate and against the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL NO. 4.

Other Matters
A copy of our 2018 annual report to stockholders is being sent to each stockholder of record together with this Proxy Statement.  The annual report is not part of our proxy soliciting material but it can be accessed at www.AdvanceAutoParts.com under the Investor Relations section.
Who is soliciting my vote?
Our Board is soliciting your proxy to vote at the Annual Meeting.
Will a proxy solicitor be used?
Yes, we have engaged Okapi Partners LLC ("Okapi Partners") to assist in the solicitation of proxies for the Annual Meeting and we estimate we will pay Okapi Partners a fee of approximately $16,000. We have also agreed to reimburse Okapi Partners for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Okapi Partners against certain losses, costs and expenses.
Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Tammy M. Finley and Jeffrey W. Shepherd as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.
Who is entitled to vote?
Stockholders of record as of the close of business on March 18, 2019 (the "Record Date") are entitled to vote at the Annual Meeting.
How many votes do I have?
You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your votes.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card to provide you directions for how to vote your shares.
How do I vote?
If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com;

•	By toll-free telephone at 1-800-690-6903;

•	By completing and mailing your proxy card; or

•	By written ballot at the Annual Meeting.
If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 14, 2019, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1, 2 and 3 and AGAINST Proposal No. 4.
If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.  AS A RESULT OF THE NEW YORK STOCK EXCHANGE’S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 3, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.
We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?
Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 14, 2019;

•	Returning a later-dated proxy card;

•
Sending written notice of revocation to Tammy M. Finley, Executive Vice President, General Counsel, and Corporate Secretary at the Company’s address of record, which is 2635 East Millbrook Road, Raleigh, North Carolina 27604; or

•	Completing a written ballot at the Annual Meeting.
If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.
Is my vote confidential?
It is our policy that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.
How are votes counted?
Votes are counted by inspectors of election designated by the corporate secretary.
Who pays for soliciting proxies?
We pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the Annual Meeting, including the fees of Okapi Partners. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  We will pay no additional compensation to our officers, directors or employees for these activities.
What is the quorum requirement of the Annual Meeting?
A majority of the outstanding shares of our common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, and broker non-votes will be counted in determining the quorum.  On the Record Date, there were 71,717,557 shares outstanding and 345 stockholders of record.  A majority of our common stock, or 35,858,779 shares, will constitute a quorum. A majority of the shares present at the Annual Meeting may adjourn the meeting even if the number of shares present do not constitute a quorum.
What are broker non-votes?
Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.
If that happens, the bank or broker may vote those shares only on matters as permitted by The New York Stock Exchange.  The New York Stock Exchange prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 3 unless they receive voting instructions from the beneficial owners.  Broker non-votes are not treated as votes cast under Delaware law.
What vote is required to approve each proposal?
Proposal No. 1.  For the election of directors, the eleven nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors.  For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes to withhold authority and exclude abstentions and broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal.
Proposal No. 2.  The advisory vote to approve the compensation of the Company’s named executive officers requires the approving vote of a majority of the shares of our common stock that are present, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal. Although the advisory vote to approve the compensation of the Company’s named executive officers is non-binding, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.
Proposal No. 3. Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the Annual Meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.

Proposal No. 4. The advisory vote to approve the stockholder proposal regarding the ability of stockholders to act by written consent, which is non-binding, requires the approving vote of a majority of the shares of our common stock that are present, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal.
Who can attend the Annual Meeting?
Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.
What do I need to do to attend the Annual Meeting?
If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting along with valid picture identification.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.
What does it mean if I get more than one proxy card?
It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.
How can I consolidate multiple accounts registered in variations of the same name?
If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence.
I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?
If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.
I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?
Family members living in the same household generally receive only one copy per household of the annual report, proxy statement and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action.  That request must be made by each person in the household entitled to receive the materials.
Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?
You may pick up copies in person at the Annual Meeting or download them from our Internet website, www.AdvanceAutoParts.com (click on the home page link to 2019 Annual Meeting materials).  If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed to you and you are a stockholder of record, we will promptly mail additional copies to you, at no charge, if you request them from Investor Relations by phone at (919) 227-5466 or by mail to 2635 East Millbrook Road, Raleigh, NC  27604, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of stockholder proposals or director nominations for the 2020 annual meeting of stockholders?
If you are a stockholder and you want to present a proposal at the 2020 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing to our corporate offices at 2635 East Millbrook Road, Raleigh, North Carolina 27604, Attention: Corporate Secretary, on or before December 28, 2019.  Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.
If you want to present a proposal at the 2020 annual meeting (other than pursuant to SEC rules and regulations) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than December 17, 2019, and no later than January 16, 2020.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 2635 East Millbrook Road, Raleigh, North Carolina 27604, Attention: Corporate Secretary.  Our by-laws are also available on our website at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section.  Our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.
What is the deadline for director nominations for the 2020 annual meeting of stockholders using proxy access?
A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of our common stock representing an aggregate of at least three percent of the outstanding shares of our common stock may nominate and include in our proxy materials director nominees constituting the greater of (i) two individuals and (ii) 20% of our Board. All director nominees must satisfy the requirements included in the Company’s by-laws.
If you are a stockholder and want to nominate a director for our 2020 annual meeting of stockholders, we must receive notice of the nomination no earlier than November 28, 2019 and no later than December 28, 2019. The notice of nomination using process access should be submitted in writing to our offices at 2635 East Millbrook Road, Raleigh, North Carolina 27604, Attention: Corporate Secretary. The notice of nomination must include the information required for director nominations using proxy access required by our by-laws. Proxy access nominees who do not receive at least a 25% vote in favor of election or withdraw their nomination will be ineligible as a nominee for the following two years.
You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 2635 East Millbrook Road, Raleigh, North Carolina 27604, Attention: Corporate Secretary.  Our by-laws are also available on our website at www.AdvanceAutoParts.com under "Highlights" in the Investor Relations section.

We look forward to seeing you at our Annual Meeting. Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined in the Notice of Annual Meeting.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
April 26, 2019

Advance Auto Parts

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 14, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E76638-P21826

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends you vote FOR all Nominees listed in Proposal 1.

1. Election of the eleven directors listed below.

Nominees:	For	Withhold	Abstain
1a. John F. Bergstrom	☐	☐	☐
1b. Brad W. Buss	☐	☐	☐
1c. John F. Ferraro	☐	☐	☐
1d. Thomas R. Greco	☐	☐	☐
1e. Jeffrey J. Jones II	☐	☐	☐
1f. Adriana Karaboutis	☐	☐	☐
1g. Eugene I. Lee, Jr.	☐	☐	☐
1h. Sharon L. McCollam	☐	☐	☐
1i. Douglas A. Pertz	☐	☐	☐
1j. Jeffrey C. Smith	☐	☐	☐
1k. Nigel Travis	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2019.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following Proposal:	For	Against	Abstain
4. Advisory vote on the stockholder proposal on the ability of stockholders to act by written consent if presented at the annual meeting.	☐	☐	☐

NOTE: Transact other business that may properly come before the meeting or any meetings held upon any adjournment or postponement of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E76639-P21826

Advance Auto Parts

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Tammy M. Finley and Jeffrey W. Shepherd, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, ET on Wednesday, May 15, 2019, at Advance Auto Parts Customer Support Center, University Building, 4709 Hargove Rd., Raleigh, NC 27616, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of Notice of the Annual Meeting and Proxy Statement for the 2019 Annual Meeting is hereby acknowledged.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side